Exhibit 10.2
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.
AMENDED AND RESTATED IMMUNO-ONCOLOGY LICENSE AND COLLABORATION AGREEMENT
By and Between
SANOFI BIOTECHNOLOGY SAS
(on behalf of itself and its Affiliates)
and
REGENERON PHARMACEUTICALS, INC.
Dated as of June 1, 2022

TABLE OF CONTENTS
ARTICLE I	DEFINITIONS
ARTICLE II	AMENDMENT; GENERAL PROVISIONS
2.1	Transition Generally
2.2	Rights, Obligations and Liabilities Before and After the Transition Date
2.3	Development Cost Reconciliation as at Study Completion.
2.4	Compliance With Law
2.5	Further Assurances and Transaction Approvals.
2.6	Compliance with Third Party Agreements.
2.7	No Restriction on Competitive Activities.
ARTICLE III	TRANSITION MANAGEMENT AND TRANSFER
3.1	Transition Services Agreement and Transitional Distribution Agreement.
3.2	Transition Coordination Team.
3.3	TCT Meetings.
3.4	TCT Disbandment.
3.5	Resolution of TCT Matters.
3.6	Transition Leads.
3.7	Exchange of Information.
3.8	Program Transfer.
3.9	Limitations on Sanofi Obligation to Transfer.
3.10	No Vesting of Title.
3.11	Third Party Agreements.
3.12	Maintenance of Transferred Items Prior to Transfer.
3.13	Wrong Pockets.
3.14	Program Transfer Costs.
ARTICLE IV	LICENSE GRANTS
4.1	Sanofi License Grants.
4.2	Regeneron License Grants.
4.3	FTO License.
4.4	Sublicensing.
4.5	No Implied License.
4.6	Retained Rights.
4.7	Transitional Right to Use Transferred Product Trademarks
4.8	Covenant Not to Sue for Patent Infringement
ARTICLE V	DEVELOPMENT ACTIVITIES
5.1	Development of the IO Licensed Product.

i

5.2	Transfer of Existing Trials; Excluded Trials.
5.3	Development Records.
5.4	Clinical Trial Collaboration and Supply Agreement.
5.5	Combination Studies prior to the A&R Effective Date
ARTICLE VI	COMMERCIALIZATION
6.1	Commercialization of the IO Licensed Product in the Field in the Territory.
6.2	Cessation of Co-Commercialization Activities.
6.3	Booking of Sales and IO Licensed Product Distribution.
6.4	Market Exclusivity Extensions.
6.5	Promotional Materials.
6.6	Market Access; Pricing Approvals; Re-Sale Price.
6.7	[* * *].
6.8	Medical and Consumer Inquiries.
6.9	Expert Arbitration [* * *].
ARTICLE VII	CLINICAL AND REGULATORY AFFAIRS
7.1	Ownership of Approvals and Registration Filings.
7.2	Regulatory Responsibility.
7.3	Rights of Reference
7.4	Regulatory Inspection or Audit.
7.5	Recalls and Other Corrective Actions
ARTICLE VIII	MANUFACTURING AND SUPPLY
8.1	Manufacture and Supply of Finished Product.
ARTICLE IX	PERIODIC REPORTS; PAYMENTS
9.1	Upfront Payment.
9.2	Milestone Payments.
9.3	Royalties.
9.4	IO Development Balance.
9.5	Financial Obligations under Licenses and Other Agreements.
9.6	Reimbursement
9.7	Invoices and Documentation.
9.8	Payment Method and Currency.
9.9	Late Payments.
9.10	Taxes.
9.11	Resolution of Payment Disputes.

9.12	Net Sales Calculations.
ARTICLE X	DISPUTE RESOLUTION
10.1	Resolution of Disputes.
10.2	Resolution of Governance Disputes.
10.3	Dispute Resolution Process.
10.4	No Waiver.
ARTICLE XI	TRADEMARKS AND CORPORATE LOGOS
11.1	Corporate Names.
11.2	Selection of Product Trademarks.
11.3	Prosecution, Maintenance, Enforcement and Defense of the Product Trademark.
11.4	Use of the Product Trademark.
11.5	Use of Corporate Names.
ARTICLE XII	NEWLY CREATED INVENTIONS; JOINT PATENT RIGHTS
12.1	Ownership of Newly Created Intellectual Property.
12.2	Prosecution and Maintenance of Patent Rights.
12.3	Interference, Opposition, and Other Administrative Patent Proceedings.
ARTICLE XIII	INTELLECTUAL PROPERTY LITIGATION AND LICENSES
13.1	Third Party Infringement Suits.
13.2	Patent Marking.
13.3	Third Party Infringement Claims; New Licenses.
ARTICLE XIV	BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS
14.1	Periods prior to Transition Date.
14.2	Interim Period Prior to A&R Effective Date.
14.3	Books and Records.
14.4	Audits and Adjustments.
14.5	GAAP/IFRS.
ARTICLE XV	REPRESENTATIONS, WARRANTIES AND COVENANTS
15.1	Due Organization, Valid Existence and Due Authorization; Financial Capability.
15.2	Knowledge of Pending or Threatened Litigation or Adverse Agreements.
15.3	Additional Sanofi Representations, Warranties and Covenants.
15.4	Disclaimer of Warranties.

15.5	Mutual Covenants.
15.6	Sanofi Covenants.
ARTICLE XVI	CONFIDENTIALITY
16.1	Confidential Information.
16.2	Injunctive Relief.
16.3	Disclosures Concerning this Agreement
16.4	Residuals
ARTICLE XVII	INDEMNITY
17.1	Indemnity Prior to A&R Effective Date
17.2	Indemnity and Insurance.
17.3	Indemnity Procedure.
ARTICLE XVIII	FORCE MAJEURE
ARTICLE XIX	TERM
ARTICLE XX	MISCELLANEOUS
20.1	Governing Law; Submission to Jurisdiction.
20.2	Waiver.
20.3	Notices.
20.4	Entire Agreement.
20.5	Amendments.
20.6	Severability.
20.7	Registration and Filing of this Agreement.
20.8	Assignment, Divestment, Sublicensing and Transfers.
20.9	Successors and Assigns.
20.10	Affiliates.
20.11	Counterparts.
20.12	Third Party Beneficiaries.
20.13	Relationship of the Parties.
20.14	Limitation of Damages.
20.15	Rejection of Agreement in Bankruptcy.
20.16	Construction.

SCHEDULES AND EXHIBITS

Exhibit 1	Not Used
Exhibit 2	Development Compensation Payment
Exhibit 3	Notices
Schedule 1.7	Form Bill of Sale
Schedule 1.21	Form Domain Name Assignment
Schedule 1.78	Sanofi Patent Rights
Schedule 1.86	Form Transferred Trademark Assignment Agreement
Schedule 1.88	Transferred Product Trademarks
Schedule 2.2	True-Up as of the A&R Effective Date
Schedule 2.6	Preliminary List of Licenses
Schedule 3.1(a)(i)	Form TSA
Schedule 3.1(a)(ii)	Form TDA
Schedule 5.2(a)	Existing Trials
Schedule 5.2(a)-2	[* * *] Trial
Schedule 8.1	Form MSA
Schedule 15.2	A&R Execution Date Exceptions
Schedule 15.3	A&R Effective Date Exceptions

v

AMENDED AND RESTATED IMMUNO-ONCOLOGY LICENSE AND COLLABORATION AGREEMENT
THIS AMENDED AND RESTATED IMMUNO-ONCOLOGY LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), executed as of June 1, 2022 (the “A&R Execution Date”) and effective as of the A&R Effective Date (as defined below), is by and between Sanofi Biotechnology SAS (on behalf of itself and its Affiliates, “Sanofi”), a société par actions simplifée, organized under the laws of France, having a principal place of business at 54, rue La Boétie, 75008 Paris, France, an indirect wholly owned subsidiary of Sanofi, a company organized under the laws of France with its principal headquarters at 54, rue La Boétie, 75008 Paris, France, and Regeneron Pharmaceuticals, Inc., a company organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Sanofi and Regeneron being sometimes referred to herein individually as a “Party” and collectively as the “Parties”).
WHEREAS, Sanofi, Regeneron and their respective Affiliates possess knowledge and expertise in, and resources for, developing and commercializing pharmaceutical products in the Field in the Territory (each as defined below);
WHEREAS, Regeneron and Sanofi entered into the original Immuno-Oncology License and Collaboration Agreement dated as of July 1st, 2015 (the “Effective Date”) and executed as of July 27, 2015 (the “Execution Date”), pursuant to which the Parties collaborated on the Development, Manufacture and Commercialization of the IO Licensed Product in the Field in the Territory (each as defined below) upon the terms and conditions set forth in this Agreement prior to the A&R Effective Date (the “Collaboration,” and such terms and conditions as set forth in this Agreement prior to the A&R Effective Date, the “Pre-A&R Terms”);
WHEREAS, as of the A&R Execution Date, Regeneron and Sanofi desire to restructure such Collaboration so as to transition the rights for the Development, Manufacture and Commercialization of the IO Licensed Product from Sanofi to Regeneron, effective as of the A&R Effective Date (except as otherwise set forth herein), including by Sanofi granting to Regeneron certain exclusive rights under Sanofi’s interest in the Sanofi Intellectual Property (as defined below) and after such restructuring, Sanofi will not be obligated to perform (nor liable in respect of) any Development, Manufacturing or Commercialization of the IO Licensed Product from and after the A&R Effective Date, except as set forth in this Agreement or any Ancillary Agreement, in each case, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:
1.1“Accounting Standards” shall mean, with respect to either Party, GAAP or IFRS, in each case, as generally and consistently applied throughout the Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained.

1.2“Adjustable Study” shall mean a study set forth in the table below and “Study Percentage” shall mean the percentage set forth for an Adjustable Study in the table below:

Adjustable Study	Study Percentage
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

1.3“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such first Person. For purposes of this definition, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to “control” another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall Sanofi or any of Sanofi’s Affiliates be deemed Affiliates of Regeneron or any of Regeneron’s Affiliates, nor shall Regeneron or any of Regeneron’s Affiliates be deemed Affiliates of Sanofi or any of Sanofi’s Affiliates.
1.4“Ancillary Agreements” shall mean the MSA, the TSA, the TDA, the PVA, the Bill of Sale, the Domain Name Assignment, the Trademark Assignment and any Quality Agreement.
1.5“Antitrust Clearance” shall mean, with respect to any country in the Territory, that all necessary authorizations, consents, orders or approvals of, or declarations of filing with, or expirations of waiting periods, as applicable to the consummation of the transactions contemplated by this Agreement have been received, authorized, permitted or expired in such country.
1.6“Approval” shall mean, with respect to the IO Licensed Product, any approval (including Marketing Approvals and Pricing Approvals), registration, license or authorization from any Regulatory Authority required for the development, manufacture or commercialization of the IO Licensed Product in the Field in a regulatory jurisdiction in the

Territory, and shall include any approval, registration, license or authorization granted in connection with any Registration Filing.
1.7“Bill of Sale” shall mean that certain Bill of Sale and Assignment and Assumption Agreement, by and between the Parties (or their Affiliates), entered into as of the A&R Execution Date and effective as of the A&R Effective Date, in the form set forth on Schedule 1.7 hereto.
1.8“BLA” shall mean, with respect to the IO Licensed Product, a biologics license application filed with respect to such IO Licensed Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority.
1.9“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, the United States or Paris, France are authorized or required by Law to remain closed.
1.10“Calendar Year” shall mean each successive period beginning on January 1 and ending on December 31 during the Term.
1.11“[* * *]” shall mean the period [* * *].
1.12“[* * *]” shall mean [* * *].
1.13“[* * *]” shall mean the IO Licensed Product in the labelling (if applicable), dosage form, combinations, formulations and route of administration and for the Indications: (a) [* * *], or (b) [* * *], in each case (a) and (b), [* * *].
1.14“Combination Product” shall mean any combination product containing cemiplimab and one or more additional active ingredients or products, whether combined in a single co-formulation or package, as applicable, or formulated or packaged separately but sold together for a single price.
1.15“Combination Therapy” shall mean any use or method of using at least two (2) active pharmaceutical ingredients [* * *], where [* * *] of those active pharmaceutical ingredients is [* * *].
1.16“Commercialize,” “Commercialization” or “Commercializing” shall mean, with respect to the IO Licensed Product, any and all activities directed to marketing, promoting, detailing, distributing, importing, offering for sale, having sold or selling such IO Licensed Product in the Field in the Territory, including market research, obtaining Pricing Approvals, pre-launch marketing, marketing and educational activities, post-Approval pharmacovigilance excluding pharmacovigilance for clinical trials, sampling and Non-Approval Trials in the Territory. For clarity, the terms “Commercialize,” “Commercialization” and “Commercializing” are used herein with respect to the IO Licensed Product while the terms “commercialize,” “commercialization” and “commercializing” are used herein with corresponding meanings with respect to other products.
1.17“Control” or “Controlled” means, with respect to any item of New Information or Party Information, material, regulatory documentation, Know-How, Patents or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise, to assign, or grant a license, sublicense, right of reference or other right to or under such New Information or Party Information, material, regulatory documentation, Know-How, Patents or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.
1.18“Develop,” “Development” or “Developing” shall mean with respect to the IO Licensed Product, the following activities: (a) activities relating to research, pre-clinical and clinical drug development of the IO Licensed Product in the Field, including test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance/quality control development, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, clinical studies (including research to design clinical studies), regulatory affairs, project management, drug safety surveillance activities related to clinical studies, the preparation and submission of Registration Filings but excluding activities necessary to obtain a Pricing Approval, reimbursement or listing on health care providers’ and payers’ formularies, (b) [* * *], (c) the development of companion diagnostics for use with the IO Licensed Product, and (d) any other research and development activities with respect to the IO Licensed Product in the Field, including activities to support the discovery of biomarkers and activities to support new product formulations, delivery technologies or new indications in the Field. For clarity, the terms “Develop,” “Development” and “Developing” are used herein with respect to the IO Licensed Product while the terms “develop,” “development” and “developing” are used herein with corresponding meanings with respect to other products.
1.19“Distribution” shall have the meaning ascribed to such term in the TDA.
1.20“Dollars” or “$” shall mean United States Dollars.
1.21“Domain Name Assignment” shall mean that certain Domain Name Assignment Agreement, by and between the Parties (or their Affiliates), entered into as of the A&R Execution Date and effective as of the A&R Effective Date, in the form set forth on Schedule 1.21 hereto.
1.22“EMA” shall mean the European Medicines Agency or any successor agency thereto.
1.23“Executive Officers” shall mean the Chief Executive Officer of Regeneron and the Chief Executive Officer of Sanofi, or their respective designees with equivalent decision-making authority with respect to matters under this Agreement.
1.24“Existing IO Licensed Product” shall mean the IO Licensed Product [* * *], that in each case: (a) [* * *], or (b) [* * *].
1.25“Existing License and Collaboration Agreement” shall mean the Amended and Restated License and Collaboration Agreement, between Sanofi, as successor-in-interest to Aventis Pharmaceuticals Inc. and sanofi-aventis Amerique du Nord and Regeneron, dated as of November 10, 2009, as the same may be amended from time-to-time.
1.26“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.27“Field” shall mean the treatment, prevention, palliation or diagnosis of any disease.
1.28“Finished Product” shall mean the IO Licensed Product in the Field in its finished, labeled and packaged form, ready for sale to the market or use in clinical or pre-clinical trials, as the case may be.

1.29“Formulated Bulk Product” shall mean IO Licensed Product formulated into solution or in a lyophilized form, ready for storage or shipment to a manufacturing facility, to allow processing into the final dosage form.
1.30“[* * *]” shall mean, [* * *].
1.31“GAAP” shall mean generally accepted accounting principles as applicable in the United States.
1.32“Good Practices” shall mean compliance with the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices,” “Good Pharmacovigilance Practices,” and “Good Clinical Practices,” as promulgated by the FDA and all analogous guidelines promulgated by the EMA or the ICH, or other country regulatory agencies, as applicable.
1.33“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.
1.34“ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.35“IFRS” shall mean International Financial Reporting Standards of the International Accounting Standards Board.
1.36“IND” shall mean an Investigational New Drug Application filed with the FDA with respect to the IO Licensed Product pursuant to 21 C.F.R. § 312 before the commencement of clinical trials involving the IO Licensed Product, including all amendments and supplements to such application or any equivalent filing with any Regulatory Authority outside the United States.
1.37“Indication” shall mean any disease, state or condition.
1.38“Interim Period” shall mean the period from the Transition Date through the date immediately prior to the A&R Effective Date.
1.39“IO Licensed Product” shall mean any product that is comprised of or contains cemiplimab as an active ingredient, [* * *].
1.40“Joint Intellectual Property” shall mean Joint Patent Rights and Joint Inventions.
1.41“Joint Invention” shall mean all intellectual property (including Know-How, Patents and copyrights) discovered, invented, authored or otherwise created [* * *], jointly by or on behalf of Sanofi, its Affiliates or its or their Sublicensees, on the one hand, and Regeneron, its Affiliates or its or their Sublicensees.
1.42“Joint Patent Rights” shall mean Patents that cover or claim a Joint Invention.
1.43“Know-How” shall mean, with respect to each Party and its Affiliates, any and all proprietary technical or scientific information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other information, including marketing and supply information (whether or not patentable or otherwise protected by trade secret Law) and that are neither disclosed nor claimed in such Party’s or such Party’s Affiliates’ Patents or Patent applications.
1.44“Knowledge” shall mean [* * *].
1.45“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions or ordinances of any Governmental Authority.
1.46“Legal Dispute” shall mean any dispute, controversy or claim related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement.
1.47“Legal Proceeding” shall mean any lawsuit or any other civil or administrative proceeding, or any claim asserted in or to any court, arbitration, tribunal, agency (including any government patent office), trade commission or other adjudicative body.
1.48“License” shall mean any license or other agreement to acquire rights from a Third Party, which license or other agreement has been entered into prior to the A&R Effective Date and pursuant to the Pre-A&R Terms, in each case, for the Development, Manufacture or Commercialization of the IO Licensed Product in the Field as a “License” under the Pre-A&R Terms.
1.49“Manufacture” or “Manufacturing” shall mean activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of Formulated Bulk Product or Finished Product and any constituent components thereof (including the active ingredient cemiplimab), placebo or a comparator agent, as the case may be. For clarity, the terms “Manufacture” and “Manufacturing” are used herein with respect to IO Licensed Product while the terms “manufacture” and “manufacturing” are used herein with corresponding meanings with respect to other products.
1.50“Marketing Approval” shall mean an Approval required for the marketing and sale of any product in the Field in a country in the Territory, but excluding, for clarity, any IND or separate Pricing Approval.
1.51“Milestone Payment” shall mean individually, and “Milestone Payments” shall mean collectively, each of the Development Milestone Payment, the 2022 Sales Milestone Payment, and the 2023 Sales Milestone Payment.
1.52“Net Sales” shall mean the gross amount invoiced (subject to Section 6.7) for bona fide arms’ length sales of the IO Licensed Product in the Field in the Territory by or on behalf of: (1) [* * *], and (2) [* * *], in each case of (1) or (2), to Third Parties, less the following deductions, determined in accordance with such Party’s Accounting Standards, consistently applied:
(a)normal and customary trade, cash, quantity and free-goods allowances granted and taken directly with respect to sales of the IO Licensed Product;
(b)amounts repaid or credited by reason of defects, rejections, recalls, returns, rebates, allowances and billing errors;
(c)chargebacks and other amounts paid on sale or dispensing of the IO Licensed Product;

(d)Third Party cash rebates and chargebacks related to sales of the IO Licensed Product, to the extent allowed;
(e)retroactive price reductions that are actually allowed or granted;
(f)compulsory refunds, credits, rebates and co-pay assistance directly related to the sale of the IO Licensed Product, accrued, paid or deducted pursuant to agreements (including managed care agreements) or governmental regulations;
(g)freight, postage, shipment and insurance costs (or wholesaler fees in lieu of those costs) and customs duties incurred in delivering the IO Licensed Product that are separately identified on the invoice or other documentation;
(h)bad debt incurred by a Party or its Affiliates or its or their Sublicensees (including by Sanofi or its Affiliates pursuant to the TDA) attributable to the IO Licensed Product in the Field sold after the Transition Date in the Territory;
(i)sales taxes, excess duties, or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of the IO Licensed Product, which are separately identified on the invoice or other documentation;
(j)commissions allowed or paid to Third Party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by a Party or its Affiliates or its or their Sublicensees (including by Sanofi or its Affiliates pursuant to the TDA); and
(k)as agreed by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of the IO Licensed Product falling within categories substantially equivalent to those listed above and ultimately credited to customers or a Governmental Authority or agency thereof.
Net Sales in currency other than Dollars shall be translated into Dollars according to the provisions of Section 9.8. Sales between the Parties, or between the Parties and their Affiliates or Sublicensees, for resale, shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but that are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. Notwithstanding the foregoing, for purposes of the True-Up as of the A&R Effective Date, Net Sales shall be calculated consistent with the Pre-A&R Terms, and the deductions in clauses (h) and (j) above shall not be deducted from the gross amount invoiced. In the case of any sale of the IO Licensed Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the basis set forth in Section 6.7. Solely for purposes of calculating Net Sales, if a Party or its Affiliate or Sublicensee sells the IO Licensed Product in the form of a Combination Product, (x) if at the time of the anticipated first commercial sale of such Combination Product in such country, cemiplimab and the other active ingredients in such Combination Product are each sold separately as a stand-alone product in finished form in such country for quantities comparable to those used in such Combination Product and of substantially the same purity and potency or functionality, then Net Sales of such Combination Product in such country shall be a portion of the amount of Net Sales calculated above multiplied by the fraction A/(A+B), where A is the net selling price of cemiplimab as a stand-alone product in finished form in such country and B is the net selling price of each other active ingredient as a stand-alone product in finished form in such country in each case, A and B, for quantities comparable to those used in such Combination Product and of substantially the same purity and potency or functionality and (y) if at the time of the anticipated first commercial sale of such Combination Product in such country, any of cemiplimab or another active ingredient in such Combination Product is not sold separately as a stand-alone product in finished form in such country for quantities comparable to those used in such Combination Product and of substantially the same purity and potency or functionality, then Net Sales of such Combination Product in such country shall be resolved by mutual agreement of the Parties, each acting reasonably in good faith; provided however, that if the Parties cannot so agree within [* * *] of the first commercial sale of such Combination Product in such country, the Net Sales of such Combination Product in such country shall be resolved by [* * *].
1.53“New Information” shall mean any and all ideas, inventions, information, data, writings, protocols, discoveries, improvements, trade secrets, materials or other proprietary information not generally known to the public that arise or are conceived or developed during the Term [* * *] by (a) either Party or its Affiliates or (b) the Parties or their Affiliates jointly, in each case ((a) and (b)) to the extent specifically related to the IO Licensed Product in the Field. “New Information” under this Agreement shall include any “New Information” under, and as defined in, the Existing License and Collaboration Agreement to the extent specifically related to the IO Licensed Product in the Field.
1.54“Out-of-Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with applicable Accounting Standards) by or on behalf of a Party or its Affiliates in connection with its activities under this Agreement.
1.55“Out-of-Pocket Development Costs” shall mean the Out-of-Pocket Costs included in Development Costs.
1.56“Party Information” shall mean, subject to Section 16.1(a), with respect to a Party, all ideas, inventions, information, data, writings, protocols, discoveries, improvements, trade secrets, materials or other proprietary information (whether or not patentable or protectable as a trade secret) not generally known to the public (in each case, other than New Information) that are disclosed or made available by a Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates under this Agreement, the Pre-A&R Terms or, except as otherwise provided under any confidentiality or intellectual property provisions of any Service Agreement, any of the Ancillary Agreements. With respect to each Party, Party Information does not include New Information. “Party Information” under this Agreement shall include any “Party Information” under, and as defined in, the Existing License and Collaboration Agreement.
1.57“Patent Cooperation Treaty” or “PCT” means the Patent Cooperation Treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.
1.58“Patent Rights” shall mean unexpired Patents.
1.59“Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.60“Person” shall mean and include an individual, a partnership, a joint a venture, a limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.
1.61“Pre-Transition Development Costs” shall mean, with respect to an Adjustable Study, the Out-of-Pocket Development Costs incurred by Regeneron or its Affiliates for such Adjustable Study prior to the Transition Date. The Pre-Transition Development Costs for each Adjustable Study are set forth below (each in thousands):

Adjustable Study	Pre-Transition Development Costs (in thousands)
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

1.62“Pricing Approval” shall mean such approval, agreement, determination or governmental or other entity decision establishing prices or reimbursement for the IO Licensed Product that can be charged to consumers or that will be reimbursed by Governmental Authorities in countries in the Territory where Governmental Authorities, Regulatory Authorities or other entities of such country approve or determine pricing for or reimbursement or pharmaceutical products for reimbursement or otherwise.
1.63“Product-Specific Patent” shall mean [* * *] (considering [* * *] to be issued as then pending).
1.64“Product Trademark” shall mean, with respect to the IO Licensed Product in the Field in the Territory, the Trademark(s) selected by the Parties pursuant to the Pre-A&R Terms for use on such IO Licensed Product in one or more countries in the Territory and accompanying logos, slogans, trade names, trade dress or other indicia of origin (other than the corporate names of the Parties or their respective Affiliates and Sublicensees), in each case solely to the extent used or held for use by a Party in respect of such IO Licensed Product on or before the A&R Effective Date.
1.65“Promotional Materials” shall mean promotional, advertising, communication and educational materials relating to the IO Licensed Product for use in connection with the marketing, promotion and sale of the IO Licensed Product in the Field in the Territory, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways.
1.66“PVA” means the Pharmacovigilance Agreement, dated as of July 7, 2019, between Sanofi-Aventis Recherche et Développement S.A. and Regeneron Pharmaceuticals, Inc., as amended, supplemented or otherwise modified from time to time.

1.67“Quality Agreement” shall mean any quality agreement entered into by the Parties or their Affiliates with respect to the IO Licensed Product after the A&R Execution Date but prior to the A&R Effective Date.
1.68“Quarter” or “Quarterly” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1 during the Term, except that the first (1st) Quarter shall commence on the Effective Date and shall end on [* * *] and the last Quarter shall end on [* * *].
1.69“Registration Filing” shall mean the submission to the relevant Regulatory Authority of an appropriate application seeking any Approval, and shall include any testing, marketing authorization application, supplementary application or variation thereof, IND, BLA, or any equivalent applications in any country.
1.70“REGN2810” or “cemiplimab” shall mean Regeneron’s hinge stabilized fully human monoclonal antibody of IgG4 isotype that targets PD-1, and which has heavy chain and light chain amino acid sequences of SEQ ID NO 330 and SEQ ID NO 331, respectively, which sequences are set forth in U.S. Patent Appl. No. 14/603,776, filed on January 23, 2015 (referred to therein as antibody clone H4H7798N). The generic name for cemiplimab as of the A&R Effective Date in the United States is “cemiplimab-rwlc,” and the generic name for cemiplimab as of the A&R Effective Date outside the United States is “cemiplimab”.
1.71“Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the Development, Manufacture or Commercialization of the IO Licensed Product in the Field under this Agreement. The term “Regulatory Authority” includes the FDA, the EMA and the Japanese Ministry of Health, Labour and Welfare.
1.72“Restricted Activity” shall mean, with respect to the performance by or on behalf of Sanofi of any obligation hereunder, any requirement that Sanofi: [* * *].
1.73“Sales Deduction Costs” means, with respect to sales of IO Licensed Product during any period, items deducted from the gross amount invoiced for bona fide arms’ length sales of the IO Licensed Product to determine Net Sales for such period, in accordance with Accounting Standards, but excluding [* * *]).
1.74“Sanofi Ex-LCA Know-How” shall mean [* * *].
1.75“Sanofi Ex-LCA Patent Rights” shall mean, [* * *].
1.76“Sanofi Intellectual Property” shall mean the Sanofi Patent Rights and the Sanofi Know-How.
1.77“Sanofi Know-How” shall mean [* * *].
1.78“Sanofi Patent Rights” shall mean [* * *].
1.79“Sanofi Product Agreements” shall mean the agreements, including all amendments thereto existing as of the A&R Effective Date, to which Sanofi or its Affiliates are a party that relate to the Commercialization of the IO Licensed Product in the Territory, excluding the Transferred Product Contracts.
1.80[* * *]

1.81“Study Completion” shall mean, with respect to any Adjustable Study, the date that is [* * *] after the date on which Regeneron has received all Third Party invoices related to an Adjustable Study.
1.82“Sublicensee” shall mean a Third Party or an Affiliate to whom: (a) Regeneron, a Regeneron Affiliate or a Regeneron Sublicensee (as applicable) will have granted a license or sublicense under Regeneron’s rights pursuant to Section 4.4 to Develop, Manufacture, Commercialize or use the IO Licensed Product in the Field in the Territory (including through multiple tiers), except for [* * *], and (b) Sanofi, a Sanofi Affiliate or a Sanofi Sublicensee granted a license or sublicense pursuant to Section 4.4 of the Pre-A&R Terms prior to the A&R Effective Date or Section 4.4 of this Agreement, to Develop, Manufacture, Commercialize or use the IO Licensed Product in the Field in the Territory (including through multiple tiers).
1.83“Territory” shall mean all the countries and territories of the world.
1.84“Third Party” shall mean any Person other than Sanofi or Regeneron or any Affiliate of either Party.
1.85“Trademark” shall mean any trademark, service mark, trade name, trade dress, logo, slogan, design or other designation that functions as an identifier of source, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor and renewals thereof, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.86“Trademark Assignment” shall mean that certain Transferred Trademark Assignment Agreement, by and between the Parties (or their Affiliates), entered into as of the A&R Execution Date and effective as of the A&R Effective Date, in the form set forth on Schedule 1.86 hereto.
1.87“Transferred Product Contracts” shall mean all Product Contracts and Master Agreements that are assigned to Regeneron in accordance with Section 3.8(c)(i) and Section 3.11.
1.88“Transferred Product Trademarks” shall mean any Product Trademarks Controlled by Sanofi or any of its Affiliates or its or their Sublicensees as of the A&R Effective Date and all registrations and applications therefor and renewals thereof, together with all goodwill associated with, or symbolized by, any of the foregoing, other than the corporate names of Sanofi or any of its Affiliates or Sublicensees.
1.89“Transition Date” shall mean April 1, 2022.
1.90“Transition Services” shall have the meaning ascribed to such term in the TSA.
1.91“United States,” “US” or “U.S.” shall mean the United States of America (including its territories and possessions) and Puerto Rico.
1.92“Valid Claim” shall mean (a) a claim of an issued and unexpired Patent that has not been held unpatentable, invalid or unenforceable in a final decision of a court or other Governmental Authority of competent jurisdiction from which no appeal may be or has been taken, and that has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) [* * *].

1.93Additional Definitions. Each of the following definitions is set forth in the Sections (or Schedules or Exhibits) of this Agreement indicated below:

DEFINITION	SECTION/SCHEDULE
2022 Sales Milestone	9.2(b)
2022 Sales Milestone Payment	9.2(b)
2023 Sales Milestone	9.2(c)
2023 Sales Milestone Payment	9.2(c)
A&R Effective Date	ARTICLE XIX
A&R Execution Date	Preamble
Aggregate Profits True-Up	Schedule 2.2
Agreement	Preamble
At-Risk Period	6.9(b)
[* * *]	3.8(c)(i)
Certificate	9.10(b)
CNTS Patents	4.8
Collaboration	Preamble
Contingent Agreement	3.8(c)(i)
CTSA	5.4
Damages	17.2(a)
Default	9.1
Default Interest Rate	9.9
Development Compensation Payment	Exhibit 2
Development Cost Reconciliation	2.3(a)
Development Milestone	9.2(a)
Development Milestone Payment	9.2(a)
[* * *]	4.1(b)

DEFINITION	SECTION/SCHEDULE
Effective Date	Preamble
Execution Date	Preamble
Excluded Trials	5.2(a)
Existing Trials	5.2(a)
Expert	6.9(a)
Expert Committee	6.9(a)
Force Majeure	ARTICLE XVIII
Governance Disputes	10.2
Indemnified Party	17.3
Indemnifying Party	17.3
Interim Period	Schedule 2.2
Interim Period Payments	Schedule 2.2
IO Development Balance	Exhibit 2
IO Development Balance Report	9.4
Master Agreements	3.11(c)
Mid-Price Close	9.8
Modified Clause	20.6
MSA	8.1
[* * *]	2.6
Owed Party	9.6
Owing Party	9.6
Party(ies)	Preamble
[* * *]	4.1(b)
Payment	9.1

DEFINITION	SECTION/SCHEDULE
Post-Approval Procedure	9.10(b)
Pre-A&R Terms	Preamble
[* * *]	4.1(b)
[* * *]	4.1(b)
Product Contract	3.11
Product Information	16.1
Quarterly Royalty Report	9.3(b)
Regeneron	Preamble
Regeneron Indemnitees	17.2(a)
Residuals	16.4
Royalties	9.3(a)
Royalty Term	9.3(a)
Sales Taxes	9.10(d)
Sanofi	Preamble
[* * *]	4.1(b)
Sanofi Indemnitees	17.2(b)
[* * *]	4.1(b)
Selected Recall	7.5(a)
Service Agreements	20.16(d)
[* * *]	1.82
SOPs	3.9
Study Percentage	1.2
TCT	3.2
TDA	3.1(a)

DEFINITION	SECTION/SCHEDULE
Term	ARTICLE XIX
Term SOFR	9.9
Third Party Claim	17.2(a)
[* * *]	2.3(a)
Transferred Approvals	3.8(a)
Transferred Domain Names	3.8(c)(ii)
Transferred Items	3.8
Transferred Product Records	3.8(b)(i)
Transferred Regulatory Documentation	3.8(b)(ii)
Transition Completion Date	20.8
Transition Lead	3.6
True-Up as of the A&R Effective Date	Schedule 2.2
TSA	3.1(a)
Unresolved Matter	3.5
Working Group	3.2

ARTICLE II
AMENDMENT; GENERAL PROVISIONS
2.1     Transition Generally. Upon and subject to terms and conditions of this Agreement and subject to and pursuant to each of the Ancillary Agreements, upon the A&R Effective Date, the Parties will cooperate in good faith to transition all Development, Manufacture and Commercialization of the IO Licensed Product in the Field in the Territory from Sanofi to Regeneron, and following the A&R Effective Date, except as otherwise set forth in this Agreement or any of the Ancillary Agreements, as between the Parties, Regeneron shall have the sole right to Develop, Manufacture, Commercialize and use the IO Licensed Product. From and after the Transition Completion Date, Sanofi will, except as otherwise set forth in this Agreement or in any of the Ancillary Agreements, completely discontinue its and its Affiliates’ and Sublicensees’ participation in, and no longer have any right or obligation to conduct, the Development, Manufacture, Commercialization or use of the IO Licensed Product. Except as set forth in Section 2.2, Section 2.3, Section 3.11(d), Section 3.14, Section 5.2, ARTICLE XIII, Section 17.1 or Section 17.2 or any Ancillary Agreement, Sanofi shall not be responsible or liable for the Development, Manufacture, Commercialization or use of the IO Licensed Product from and after the A&R Effective Date. Notwithstanding anything to the contrary in this

Agreement, from and after the A&R Effective Date, except where otherwise required under applicable Law, Regeneron shall not have any obligation to Develop, Manufacture, Commercialize or use the IO Licensed Product, and Regeneron shall have the right to cease the Development, Manufacturing, Commercialization or use of the IO Licensed Product at any time; provided that Regeneron shall comply with its obligations (including applicable notice periods) set forth in the TSA.
2.2     Rights, Obligations and Liabilities Before and After the Transition Date. Except as set forth in ARTICLE XIII:
(a)The Parties shall share the Aggregate Profits (as defined in the Pre-A&R Terms) with respect to the first Quarter of Calendar Year 2022 pursuant to the Pre-A&R Terms.
(b)There shall be a True-Up as of the A&R Effective Date between Sanofi and Regeneron as described in (and as such term is defined in) Schedule 2.2.
(c)For clarity, any Other Shared Expenses incurred after the A&R Effective Date shall [* * *].
(d)After the A&R Effective Date, Sanofi shall continue to account for [* * *] in accordance with its Accounting Standards and its historical practices under the Pre-A&R Terms and:
(i)in determining Net Sales for purposes of the amounts payable by Regeneron under the TDA and Regeneron’s payment obligations under this Agreement, [* * *], shall be taken into account in determining such amounts, and
(ii)in determining the amounts payable by Regeneron under the TSA, Regeneron shall have the benefit of any [* * *].
2.3     Development Cost Reconciliation as at Study Completion.
(a)     With respect to each Adjustable Study for which Study Completion occurs on or prior to [* * *], no later than [* * *] after Study Completion for such Adjustable Study, Regeneron shall deliver electronically to Sanofi a written report setting forth (i) the total Out-of-Pocket Development Costs actually paid, or for which an invoice was actually received, by or on behalf of Regeneron or its Affiliates in the performance of such Adjustable Study (the “Total Development Costs”) and (ii) the Pre-Transition Development Costs for such Adjustable Study, minus the product of (A) the Total Development Costs for such Adjustable Study, multiplied by (B) the Study Percentage for such Adjustable Study (the “Development Cost Reconciliation”). An example Development Cost Reconciliation is set forth below:

Adjustable Study	Ph2 CSCC – 1540
Pre-Transition Development Costs – (A)	[* * *]
Total Development Costs at Study Completion (which occurred prior to [* * *]) – (B)	[* * *]
Study Percentage – (C)	[* * *]
(D) = (B) * (C)	[* * *]
Development Cost Reconciliation (A) – (D)	[* * *]
Amount Owed by Sanofi to Regeneron pursuant to Section 2.3(b)	[* * *]

(b)     With respect to each Adjustable Study, (i) if the Development Cost Reconciliation for such Adjustable Study is positive, then promptly after receipt of such report, Sanofi shall submit an invoice to Regeneron for an amount equal to [* * *]of the Development Cost Reconciliation for such Adjustable Study, and Regeneron shall pay such amount to Sanofi within [* * *] of Regeneron’s receipt of Sanofi’s invoice therefor, and (ii) if the Development Cost Reconciliation for such Adjustable Study is negative, then promptly after receipt of such report, Regeneron shall submit an invoice to Sanofi for an amount equal to [* * *] of the absolute value of the Development Cost Reconciliation for such Adjustable Study, and Sanofi shall pay such amount to Regeneron within [* * *] of Sanofi’s receipt of Regeneron’s invoice therefor.
(c)     For clarity, Regeneron shall be [* * *] responsible for any [* * *] and there shall be [* * *]. Within [* * *] of [* * *], Regeneron shall provide Sanofi with a written notice confirming which (if any) Adjustable Studies did not reach Study Completion on or prior to [* * *].
2.4     Compliance With Law. Both Sanofi and Regeneron, and their respective Affiliates, shall perform their obligations under this Agreement and each Ancillary Agreement in accordance with applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or which it believes, in good faith, may violate, any applicable Law.
2.5     Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements required to be made under applicable Laws (including, for clarity, any filings or other submissions necessary anywhere in the Territory for the purposes of obtaining Antitrust Clearance) and (d) in the period prior to the Transition Completion Date, cause applicable Third Parties to execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested by Regeneron to more effectively assign, convey or transfer to or vest in Regeneron or its applicable designee, on a Transferred Item-by-Transferred Item basis, all right, title and interest in and to such Transferred Items as are described in Section 3.8 below. The Parties will cooperate with each other in connection with the making of all such filings. Each Party will furnish all information in its possession and control (or in its control and accessible by it consistent with its regular business practices) required for any applicable filing to be made pursuant to the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, and subject to the terms of the TSA, each Party shall [* * *] to collect and provide to the other Party [* * *], any and all required documentation or other information, notices, consents or approvals necessary to effectuate the transfer of the Approvals and any other licenses included in the Transferred Items, in each case, in each applicable country in the Territory, without any undue or unreasonable delay. Regeneron will [* * *] within [* * *] after the A&R Execution Date.
2.6     Compliance with Third Party Agreements. From and after the A&R Effective Date, Sanofi shall not, and shall cause its Affiliates not to, (a) [* * *], enter into any agreement to obtain a license or other rights for the Development, Manufacture, Commercialization or use of cemiplimab in the Field in such country ([* * *]), or (b) except to the extent required hereunder or under any Ancillary Agreement, terminate or amend any License or other material agreement, with respect to the cemiplimab in the Field, in each case ((a) and (b)), without Regeneron’s prior written consent. Without the prior written consent of Regeneron, such consent not to be unreasonably withheld, conditioned or delayed ( [* * *]), Sanofi may not terminate or amend any License or any other material agreement entered into pursuant to a Plan (as defined in the Pre-A&R Terms) if such termination or amendment would impose any [* * *]with respect to the Development, Manufacture, Commercialization or use of the IO Licensed Product in the Field in the Territory. [* * *], Schedule 2.6 sets forth a preliminary list of the Licenses to which Sanofi or its Affiliates are a party as of the A&R Execution Date.
2.7     No Restriction on Competitive Activities. The Parties acknowledge that each of them may, from and after the A&R Effective Date, engage in research, development (including Development), manufacturing (including Manufacturing) or commercialization (including Commercialization) activities that utilize technologies similar to or involve products competitive with those contemplated by this Agreement. Nothing in this Agreement, including any obligation to use commercially reasonable efforts, shall infer or imply any obligation not to research, develop, manufacture, commercialize or otherwise exploit any compound or product. Neither Party shall be prevented from using any publicly available research results or other information (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so.
ARTICLE III
TRANSITION MANAGEMENT AND TRANSFER
3.1     Transition Services Agreement and Transitional Distribution Agreement.
(a)As of the A&R Execution Date, (i) Sanofi (as defined in the TSA) and Regeneron Ireland DAC shall execute the transition services agreement (“TSA”) in the form attached as Schedule 3.1(a)(i) hereto and (ii) Sanofi Winthrop Industrie and Regeneron Ireland DAC shall execute the transitional distribution agreement (“TDA”) in the form attached as Schedule 3.1(a)(ii) hereto.

(b)Pursuant to the TSA, the TDA and as contemplated in this Agreement and the other Ancillary Agreements, the Parties intend to transition all Development, Manufacture and Commercialization of the IO Licensed Product in the Field in the Territory from Sanofi to Regeneron as rapidly as possible.
3.2     Transition Coordination Team. The Parties agree to establish, as provided for in and for the purposes of coordinating and overseeing each Party’s activities under the TSA, the TDA and the MSA and to oversee the program transfer contemplated in Section 3.8, a Transition Coordination Team (the “TCT”). The TCT shall be established within [* * *] after the A&R Effective Date. The purpose of the TCT shall be: (i) to oversee and coordinate delivery of the Transition Services under the TSA and Distribution under the TDA and the Parties’ activities under the MSA; (ii) to exchange information between the Parties relating to the delivery and receipt of the Transition Services, Distribution activities and services under the MSA; (iii) to resolve any issues or disputes that arise under (and in accordance with the terms of) the TSA, the TDA or the MSA; (iv) to oversee and facilitate the transfer contemplated in Section 3.8 below; (v) to resolve any issues or disputes in respect of the transfer contemplated in Section 3.8 below; and (vi) to perform such roles and responsibilities of the Committees established under the Pre-A&R Terms as may be necessary to responsibly wind-down those Committees, as determined by the TCT (e.g., 2022 Budget matters relating to the pre-Transition Date period). The TCT shall be composed of an equal number of representatives appointed by each of Regeneron and Sanofi, with each representative having the requisite experience and seniority to enable such person to make decisions on behalf of such Party with respect to the issues falling within the jurisdiction of the TCT. Each Party may replace its TCT members upon written notice to the other Party (email being agreed by the Parties as sufficient for this purpose); provided that such replacement has the foregoing requisite experience and seniority; and provided, further, that the TCT composition meets the requirements of this ARTICLE III. The TCT shall have [* * *] co-chairpersons, [* * *]designated by each of Regeneron and Sanofi, and each co-chairperson shall be entitled to call meetings. The co-chairpersons shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue final minutes within [* * *] thereafter. The TCT shall operate by consensus. The TCT shall exercise its decision-making authority (in respect of those matters specified in the TSA as being the subject of such authority) in good faith and in a commercially reasonable manner. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. The TCT shall review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives on such committee are given due consideration. Any failure by the TCT to reach consensus shall be resolved pursuant to the steps set forth in Section 3.5 below. The Parties acknowledge and agree that the TCT shall not have the power to amend any of the terms or conditions of this Agreement, the TSA, the TDA, the MSA or any other Ancillary Agreement other than by mutual agreement of the Parties as set forth in Section 20.5. From time to time, the TCT may establish working groups (each, a “Working Group”) to oversee particular projects, activities, transition work streams or specific countries or jurisdictions, and each such Working Group shall be constituted and operate as the TCT determines, and may be disbanded at any time thereafter by the TCT.
3.3     TCT Meetings. The TCT shall hold meetings at such times as the Parties shall determine, but in no event less frequently than [* * *] during the term of the TSA, the TDA and MSA (whichever terminates or expires latest), commencing from and after the A&R Effective Date until the Transition Completion Date. All TCT meetings may be conducted by telephone, video-conference or in person as determined by mutual agreement of the co-chairpersons. Further, in addition to the regularly scheduled quarterly meetings, the TCT shall meet upon the reasonable request of the co-chairpersons or either Party’s co-chairperson, as applicable, upon at least [* * *] notice. A reasonable number of other representatives of a Party may attend a TCT meeting as non-voting observers (provided that such additional representatives are under obligations of confidentiality and non-use applicable to the confidential information of the other Party that are at least as stringent as those set forth in ARTICLE XVI). Each Party shall be responsible for [* * *]. Any alternative agreement of the Parties or the applicable co-chairpersons with respect to TCT meetings under this ARTICLE III shall be in writing.
3.4     TCT Disbandment. Upon the Transition Completion Date or as contemplated in this ARTICLE III, either Party shall have the right to request that the other Party consent to the disbandment of the TCT, such consent not to be unreasonably withheld, conditioned or delayed. For clarity, upon the disbandment of the TCT, any Working Group established thereunder shall also disband, effective immediately.
3.5     Resolution of TCT Matters. If the TCT is unable to reach consensus regarding any matter before it, and such inability continues for a period of [* * *] after such matter first being brought before the TCT for resolution (any such matter, an “Unresolved Matter”), then either Party may require that the matter be submitted to the Executive Officers for a joint decision. In such event, either Party may, in a written notice to the other Party, formally request that the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith, attempt to resolve the referred dispute within [* * *] of receiving such written notification, failing which, such Unresolved Matter shall be resolved pursuant to ARTICLE X in the case of a Legal Dispute, and for all other Unresolved Matters, Regeneron shall have final decision-making authority with respect to such Unresolved Matter; provided that: (a) Regeneron shall not [* * *]to: (i) [* * *], or (ii) [* * *], provided that the foregoing (i) and (ii) shall not be construed as relieving Sanofi of its obligation under Section 3.8 to assign or transfer the Transferred Items consistent with the terms of this ARTICLE III; and (b) in respect of any Unresolved Matter relating to the subject matter of the TSA, the TDA or MSA, the terms of the TSA, the TDA or MSA (as applicable) shall govern, and Regeneron may not [* * *].
3.6     Transition Leads. Each of Sanofi and Regeneron shall appoint a senior representative who possesses a general understanding of research, clinical, regulatory, manufacturing and commercialization issues to act as its Transition Lead (“Transition Lead”). Each Transition Lead shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Transition Lead will also be responsible for being the primary point of communication for seeking consensus both internally within the respective Party’s organization and with the other Party’s organization and for the sharing of information and responding to information requests or other matters relating to this ARTICLE III between TCT meetings.
3.7     Exchange of Information. Each of Regeneron and Sanofi, will provide regular and fulsome updates to the other Party, through the TCT or the Transition Leads, with respect to all activities undertaken by or on behalf of such Party under the TSA, the TDA or the MSA or in respect of the program transfer contemplated in Section 3.8 below. Without limiting the foregoing, during the Term, Sanofi will promptly notify Regeneron of any material information regarding the research, Development, Manufacturing, Commercialization or use of the IO Licensed Product, including any material correspondence with a Governmental Authority.
3.8     Program Transfer. To facilitate the assumption by Regeneron (as contemplated in ARTICLE II above) of the Development, Manufacture and Commercialization of the IO Licensed Product, Sanofi shall transfer, assign or cause to be transferred or assigned, to Regeneron or Regeneron’s designee, and Regeneron or its designee shall accept, on a country-by-country basis where applicable, as soon as practicable following the A&R Effective Date and, on a Transferred Item-by-Transferred Item basis, no later than: (1) in respect of Transferred Items that solely relate to the Development, Commercialization or use of the IO Licensed

Product in the United States, [* * *], or (2) in respect of all other Transferred Items that relate to the Development, Manufacture, Commercialization or use of the IO Licensed Product, [* * *], in each case of (1) and (2), the following items in the form and format as exist on the date of such transfer or assignment (collectively, the items listed in (a) through (c) below, the “Transferred Items”):
(a)     Regulatory Transfers. All ex U.S. and ex-EMA Approvals (“Transferred Approvals”).
(b)     [* * *]Licensed Know-How [* * *]. Subject to Section 3.10, [* * *]:
(i)all books and records of the Existing IO Licensed Product business, including all books and records (or parts thereof) specifically related to the Development, Manufacture, Commercialization or use of the Existing IO Licensed Product, but [* * *] (“Transferred Product Records”),
(ii)all pricing and reimbursement documents and correspondence, other regulatory filings (including Registration Filings), related correspondence with regulators and dossiers and all other material regulatory documentation with respect to the Existing IO Licensed Product (the “Transferred Regulatory Documentation”), and
(iii)(A) such information as is contained in Sanofi’s regulatory database that specifically relates to the Existing IO Licensed Product; and (B) such information as is contained in Sanofi’s safety database that specifically relates to the Existing IO Licensed Product, consistent with the PVA, as amended.
(c)Assignments of Right, Title & Interest.
(i)subject to Section 3.11, any Product Contracts, including that certain [* * *], and any Master Agreements that Sanofi agrees ([* * *]) to transfer and assign in accordance with Section 3.11(c) (which shall be solely subject to Section 3.11(c)), in each case subject to obtaining any necessary third party consents; provided that to the extent the assignment of any such agreement requires any notice to or consent of the relevant Third Party counterparty to such agreement, as applicable (each such agreement, a “Contingent Agreement”), the terms of Section 3.9(b) shall apply with respect to the assignment or transfer of such Contingent Agreement,
(ii)domain names associated with the Existing IO Licensed Product (“Transferred Domain Names”),
(iii)any remaining inventory of Promotional Materials and sales training materials, in each case as specifically relates to the Existing IO Licensed Product, and
(iv)the Transferred Product Trademarks.
Except for those Transferred Items that shall be assigned or otherwise transferred pursuant to the Bill of Sale, Trademark Assignment or Domain Name Assignment, and subject to the terms of Section 3.8(c)(i) above and Section 3.10 below, Sanofi shall and does hereby, and shall cause its Affiliates to: (x) assign to Regeneron all of its right, title and interest in and to the Transferred Items described in Section 3.8(a) and Section 3.8(c) above, and transfer to Regeneron (or its designee) the Transferred Items described in Section 3.8(b) above, in each case, [* * *]and (y) execute, acknowledge and deliver any required assignments, transfers, consents, assumptions and other documents and instruments [* * *].
3.9     Limitations on Sanofi Obligation to Transfer. For clarity, nothing in the foregoing Section 3.8 shall require Sanofi or any of its Affiliates to (1) violate any Law, regulatory requirement or contractual restrictions on transfer or assignment (including but not limited to pursuant to any License), nor (2) [* * *]; provided that:
(a)     to the extent the transfer or assignment of any Transferred Item under Section 3.8 (but excluding any [* * *] described in Section 3.8(c)(i)) is [* * *]; and
(b)     subject to the process set forth in Section 3.11, to the extent any Transferred Item described in Section 3.8(c)(i) is identified as a Contingent Agreement, then [* * *]; provided that, subject to and without limiting Section 17.2, Regeneron shall [* * *]provided, further, that [* * *].
For further clarity, nothing in the foregoing Section 3.8 shall require Sanofi to [* * *]. No decision of the TCT, nor any exercise by Regeneron of its decision-making rights under Section 3.5, shall in any case require Sanofi or any Sanofi Affiliate to undertake any Restricted Activity in respect of Sanofi’s obligation to transfer the Transferred Items on the terms set forth in this ARTICLE III [* * *].
3.10     [* * *]. [* * *].
3.11     Third Party Agreements.
(a)     As soon as practicable after the A&R Execution Date, Sanofi shall [* * *].
(b)     Within: (1) for all [* * *] in the U.S., [* * *], and (2) for all other countries in the Territory other than the U.S., [* * *], in each case of (1) and (2), of the date on which a given [* * *]is either provided to Regeneron or [* * *], Regeneron may request, and upon receipt of such request, Sanofi shall, either (i) [* * *], or (ii) [* * *], in each case ((i) and (ii)), [* * *].
(c)     With respect to any [* * *], within: (1) for all [* * *] in the U.S., [* * *], and (2) for all other countries in the Territory other than the U.S., [* * *], in each case of (1) and (2), [* * *]. For clarity, once Regeneron has [* * *], Sanofi shall [* * *]. During such period, to the extent not already the subject of a Transition Service under the TSA, the Parties will reasonably cooperate to provide to Regeneron the benefits under such [* * *] that relate to [* * *]; provided that, subject to and without limiting Section 17.2, Regeneron shall be solely responsible for [* * *].
(d)Except to the extent otherwise provided under this Agreement or any Ancillary Agreement, each Party shall [* * *] in connection with the transfer, amendment or termination of any [* * *].
3.12     Maintenance of Transferred Items Prior to Transfer.
(a)     Subject to the terms of the TSA (and in the event of any conflict between the terms of the TSA and this Section 3.12, the terms of the TSA shall expressly govern), and except as may be required or prohibited by applicable Law, prior to the assignment or transfer of the applicable Transferred Item to Regeneron, Sanofi shall, and shall cause its Affiliates [* * *]:
(i)maintain each Transferred Item until such time as either such Transferred Item is transferred to Regeneron pursuant to Section 3.8 or [* * *];
(ii)[* * *];
(iii)[* * *]; and
(iv)[* * *].
(b)     Notwithstanding anything to the contrary in Section 3.12(a)(i), Sanofi may, and may cause its Affiliates and applicable Third Parties to, take reasonable actions in compliance with applicable Laws or, to the extent consistent with Sanofi’s actions in respect of its business generally, as necessary to respond to operational emergencies (including any measures in response to any Force Majeure event) or immediate and material threats to the health or safety of natural Persons or the overall economic stability of the businesses of Sanofi, its Affiliates or such applicable Third Parties, as the case may be, provided that such actions taken in respect of such emergencies, events or threats shall not relieve Sanofi of its obligations under Section 3.12(a)(i) for any longer time than is necessary in light of such emergencies, events or threats.
3.13     Wrong Pockets. If either Sanofi or Regeneron becomes aware (a) that any of the Transferred Items have not been transferred to Regeneron or (b) of any right, record or other asset owned by Sanofi or any of its Affiliates, including any contract, Approval, domain name, physical inventory or Registration Filing (for clarity, [* * *]) that (i) [* * *]relates to the Existing IO Licensed Product, (ii) is not contained in the Transferred Items and [* * *], (iii) that is [* * *], and (iv) is not otherwise transferred hereunder or under any Ancillary Agreements, in each case ((a) and (b)), it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, take all actions reasonably necessary to ensure that such Transferred Item, right, asset or record is assigned and transferred, with any reasonably necessary prior Third Party consent or approval, to Regeneron (subject to Section 3.9). Without limiting the foregoing, if either Sanofi or Regeneron becomes aware that any right, record or other asset included in the Transferred Items was not intended by the Parties to be transferred from Sanofi to Regeneron, it shall notify the other Party in writing and, [* * *], the Parties shall take all actions reasonably necessary to transfer such right, record or other asset back from Regeneron or its Affiliates to Sanofi, or if such transfer is not possible, to otherwise provide Sanofi and its Affiliates with the benefit of such right, record or other asset. Notwithstanding anything to the contrary in this Agreement, [* * *].
3.14     Program Transfer Costs. Except as provided for under this Agreement, the TSA or the TDA, each Party shall bear [* * *]; provided that, except as otherwise provided in Section 3.11, Section 3.12 or Section 3.13, any [* * *] incurred by Sanofi or its Affiliates in respect of the program transfer contemplated in Section 3.8 (or any subsequent transfers pursuant to Section 3.13) shall be [* * *], on a [* * *], with such payment to be made in accordance with [* * *]. Notwithstanding the foregoing, [* * *].
ARTICLE IV
LICENSE GRANTS
4.1     Sanofi License Grants. Subject to the terms and conditions of this Agreement, Sanofi hereby grants to Regeneron and its Affiliates:

(a)an exclusive (including with regard to Sanofi and its Affiliates), royalty-bearing (solely pursuant to Section 9.3), sublicensable (pursuant to Section 4.4), transferable (pursuant to Section 20.8), worldwide, perpetual, irrevocable right and license under the [* * *];
(b)[* * *];
(c)[* * *];
provided that with respect to [* * *], the foregoing licenses in clauses (a) – (c) shall include [* * *], but specifically excludes [* * *].
(d)a non-exclusive, royalty-bearing (solely pursuant to Section 9.3), sublicensable (pursuant to Section 4.4), transferable (pursuant to Section 20.8), worldwide, perpetual, irrevocable right and license under any unregistered copyright subsisting in or embodied by any of the Transferred Items solely to the extent necessary or reasonably useful [* * *]; and
(e)subject to Section 11.5(b), the right [* * *].
4.2     Regeneron License Grants. Subject to the terms and conditions of this Agreement, Regeneron (on behalf of itself and its Affiliates) hereby grants to Sanofi and its Affiliates a non-exclusive, fully paid-up, royalty-free, sublicensable (pursuant to Section 4.4), transferable (pursuant to Section 20.8) right and sublicense under the license rights granted to Regeneron and its Affiliates in Section 4.1 above, solely for the purposes of, and to the extent and duration required for, Sanofi and its Affiliates (and its and their sublicensees) fully and finally performing its and their obligations under each of the Ancillary Agreements.
4.3     [* * *]. In addition to the licenses granted under this ARTICLE IV and subject to the other terms and conditions of this Agreement, [* * *].
4.4     Sublicensing.
(a)     Subject to Section 20.8, the licenses granted by Sanofi to Regeneron in Section 4.1 and Section 4.3 above and the rights of reference granted by Sanofi to Regeneron in Section 7.3 below may in each case be freely sublicensed, or further rights of reference may be granted, by Regeneron or its Affiliates to Third Parties through one or multiple tiers, subject to each such sublicense complying with the terms of this Section 4.4. [* * *].
(b)     Each Party shall remain responsible and liable for the compliance by its Affiliates, Sublicensees, subcontractors and delegates with the terms and conditions set forth in this Agreement, and any action or failure to act by such Affiliate, Sublicensee, subcontractor or delegate that would constitute a breach of this Agreement if such action or failure to act were committed by such Party shall be deemed a breach by such Party of this Agreement. Any such sublicense agreement will require the Sublicensee of a Party to comply with the obligations of such Party as contained herein, including the confidentiality and non-use obligations set forth in ARTICLE XVI, and in the case of any Sublicensee of Regeneron or its Affiliates, will include an obligation of such Sublicensee to account for and report its sales of the IO Licensed Product to Regeneron on the same basis as if such sales were Net Sales by Regeneron or its Affiliates. For the avoidance of doubt, [* * *], and Regeneron shall [* * *].
(c)     For the avoidance of doubt, [* * *], shall be deemed a “Sublicensee” for all purposes hereunder, [* * *] and (ii) any [* * *] shall not be considered a “Sublicensee” hereunder, irrespective of [* * *]; provided that in the event any such Third Party becomes an Affiliate of Regeneron during the Term, the exclusion described in this Section 4.4(c)(ii) shall cease to apply with respect to such Person.
4.5     No Implied License. Except as expressly provided in this ARTICLE IV or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patent Rights, Know-How, or Party Information either expressly or by implication, estoppel or otherwise.
4.6     Retained Rights. For the avoidance of doubt, Sanofi retains all rights in [* * *] not expressly licensed hereunder, including the right to exploit [* * *] for purposes unrelated to the IO Licensed Product in the Field. For avoidance of doubt, the [* * *]. Except as otherwise expressly provided in the [* * *], in no event will this license grant require Sanofi to disclose to Regeneron any Know-How.
4.7     Transitional Right to Use Transferred Product Trademarks. Regeneron (on behalf of itself and its Affiliates) hereby grants to Sanofi, the right, [* * *], to use the Transferred Product Trademarks on product labels, package inserts, packaging, trade packaging, samples and all Promotional Materials for the IO Licensed Product solely for the purposes of, and to the extent and duration required for, Sanofi and its Affiliates (and its and their sublicensees) fully and finally performing its and their obligations under the TSA, the TDA or the MSA; provided that: (a) with respect to each such use of the Transferred Product Trademarks, Sanofi shall, and shall cause its Affiliates (and its and their sublicensees) to, (i) conform to standards for the protection and use of the Transferred Product Trademarks provided by Regeneron to Sanofi in writing (or until any such standards are provided, customary industry standards) and (ii) comply with applicable Law, (b) upon Regeneron’s reasonable request (and [* * *]), Sanofi shall provide Regeneron samples of such product labels, package inserts, packaging, trade packaging, samples and Promotional Materials to enable Regeneron to monitor Sanofi’s compliance with the foregoing clause (a); and (c) Regeneron shall have the right to terminate the grant to Sanofi under this Section 4.7, if Sanofi breaches its obligations under either of the foregoing clauses (a) or (b).
4.8     [* * *]. Sanofi shall not, and shall cause its Affiliates not to [* * *].
ARTICLE V
DEVELOPMENT ACTIVITIES
5.1     Development of the IO Licensed Product. Subject to the terms of this Agreement, except as expressly provided for under the TSA, as between the Parties, Regeneron shall have the sole right to, and shall have the sole decision-making authority with respect to, the Development of the IO Licensed Product from and after the A&R Effective Date. For clarity, Regeneron shall not have the obligation to Develop the IO Licensed Product in the Territory and may discontinue any or all Development of the IO Licensed Product at its sole discretion. Except as set forth in Section 2.2, Section 2.3, Section 3.11(d), Section 3.14, Section 5.2, ARTICLE XIII, Section 17.1 or Section 17.2 or any Ancillary Agreement, Regeneron shall be solely responsible for one hundred percent (100%) of any Development Costs incurred with respect to Development of the IO Licensed Product conducted from and after the Transition Date. For clarity, during the period from the Transition Date until the A&R Effective Date, any and all Development Costs incurred by Sanofi for Development in such period shall be subject to Section 2.2. Regeneron’s obligation to reimburse Sanofi for Development conducted from or after the A&R Effective Date shall be limited to the Transition Services Fees (as such term is defined in the TSA) payable pursuant to the TSA.

5.2     Transfer of Existing Trials; Excluded Trials.
(a)Schedule 5.2(a) lists the Sanofi-sponsored clinical trials and investigator initiated studies relating to the IO Licensed Product that are ongoing as of the A&R Execution Date, but excluding: (i) any combination studies being conducted pursuant to the CTSA, and (ii) the trial to be conducted by [* * *] set forth on Schedule 5.2(a)-2 (such ongoing trials and studies, subject to the exclusions in (i) and (ii), the “Existing Trials” and the studies excluded by clauses (i) and (ii), the “Excluded Trials”). For clarity, the terms of the CTSA and the terms of any agreement(s) that may be entered into by Regeneron and [* * *], in either case, shall solely and exclusively govern in respect of the disclosure, license, access or use by or to Regeneron of any results or intellectual property rights generated in or arising from such Excluded Trials. As between the Parties, any Excluded Trials conducted by or on behalf of Sanofi or any of its Affiliates or Sublicensees will be [* * *].
(b)Existing Trials. Each Party shall use commercially reasonable efforts to transfer the sponsorship of, and responsibility for, all such Existing Trials from Sanofi to Regeneron in a timely manner and conduct all such activities in compliance with applicable Laws, including Good Practices. Regeneron shall be responsible for [* * *] of any costs and expenses incurred in connection with the conduct of any Existing Trials from and after the Transition Date (subject to the exceptions and limitations described in Section 5.1 above). Sanofi shall promptly disclose to Regeneron any Know-How, results, Patents or other intellectual property rights that are solely generated in or arising from the Existing Trials. For clarity, except as otherwise agreed by the Parties in writing or otherwise expressly provided for within the scope of a Transition Service under the TSA, Regeneron shall not be obligated to disclose, license or otherwise permit access to or use of any Know-How, results, Patents or other intellectual property rights generated in or arising from any Existing Trials, or any other studies that are conducted from and after the Transition Date.
5.3     Development Records. Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner in accordance with its internal practices and standard operating procedures, complete and accurate Development records with respect to activities initiated under the Pre-A&R Terms in respect of the IO Licensed Product, including with respect to the Existing Trials, and, with respect to Sanofi, activities initiated or conducted under this Agreement, the Pre-A&R Terms or the TSA until the Transition Completion Date; provided that neither Party shall be deemed to have breached its obligations under this Section 5.3 with respect to periods prior to the A&R Effective Date to the extent that such obligations would not have applied to such Party under the Pre-A&R Terms. Such records shall (a) include sufficient detail to verify compliance with such Party’s obligations under this Agreement, the Pre-A&R Terms or the TSA, as applicable, (b) be appropriate for patent and regulatory purposes, (c) be in compliance with applicable Law, (d) properly reflect all work done and results achieved in the performance of such Development activities and (e) in the case of such records as relate to a clinical trial, record only activities relating to such clinical trial and not include or be commingled with records of activities outside the scope of such clinical trial. Prior to the Transition Completion Date, Regeneron shall have the right, during normal business hours and upon reasonable notice (and [* * *]), to inspect and copy all such records maintained by Sanofi pursuant to this Section 5.3; provided, however, that Regeneron shall maintain any such records so disclosed in confidence to the extent provided in ARTICLE XVI. Without limiting the foregoing, upon Regeneron’s reasonable request for Sanofi to provide copies of any particular items within such records, Sanofi shall provide such copies to Regeneron ([* * *]); provided, however, that Regeneron shall maintain such copies so disclosed in confidence to the extent provided in ARTICLE XVI. After the Transition Completion Date, if Sanofi desires to no longer maintain any such records in its custody, then Sanofi shall notify Regeneron of such desire, and Regeneron shall have [* * *] after receipt of such notice to take custody of any such records [* *

*]. If Regeneron does not take custody of such records within such [* * *], then Sanofi shall have the right to destroy such records.
5.4     Clinical Trial Collaboration and Supply Agreement. The Parties each acknowledge and agree that certain Clinical Trial Collaboration and Supply Agreement by and between the Parties, dated as of the A&R Execution Date (the “CTSA”) shall remain in full force and effect following the A&R Execution Date, and shall not be amended, modified or otherwise affected by the amendment and restatement of this Agreement on the A&R Effective Date. In the event of an inconsistency between the terms of this Agreement (from and after the A&R Effective Date) and the terms of the CTSA, the terms of the CTSA shall control.
5.5     Combination Studies prior to the A&R Effective Date. The Parties acknowledge that the Parties rights to receive a copy of the results of any clinical studies that are subject to Section 5.6(g)(i) of the Pre-A&R Terms shall continue to apply with respect to any such clinical studies that were initiated prior to the A&R Effective Date, subject to the other terms and conditions of such Section 5.6(g)(i).
ARTICLE VI
COMMERCIALIZATION
6.1     Commercialization of the IO Licensed Product in the Field in the Territory. Subject to the terms of this Agreement, and except as expressly provided for under the TSA or the TDA, as between the Parties, Regeneron shall have the sole and exclusive right to, and shall have the sole decision-making authority with respect to, the Commercialization of the IO Licensed Product from and after the A&R Effective Date, including determining and controlling all marketing and sales activity and pricing and reimbursement decisions in the Territory from and after the A&R Effective Date. For clarity, Regeneron shall not have the obligation to pursue the Commercialization of the IO Licensed Product in the Territory and may discontinue any or all Commercialization of the IO Licensed Product at its sole discretion. Except as set forth in Section 2.2, Section 2.3, Section 3.11(d), Section 3.14, Section 5.2, ARTICLE XIII, Section 17.1 or Section 17.2 or any Ancillary Agreement, Regeneron shall be solely responsible for one hundred percent (100%) of any Shared Commercial Expenses (as defined in the Pre-A&R Terms) incurred with respect to Commercialization of the IO Licensed Product conducted from and after the Transition Date. For clarity, during the period from the Transition Date until the A&R Effective Date, any and all Shared Commercial Expenses incurred by Sanofi for Commercialization during such period shall be subject to Section 2.2. Regeneron’s obligation to reimburse Sanofi for Commercialization conducted from or after the A&R Effective Date shall be limited to the Transition Services Fees (as such term is defined in the TSA) payable pursuant to the TSA and the distribution fee payable pursuant to the TDA.
6.2     Cessation of Co-Commercialization Activities. Effective as of the A&R Effective Date, the Parties shall cease any and all co-commercialization planning and implementation activities in the United Kingdom, Germany, Canada and any other country in the Territory where such activities are or were being undertaken, and shall instead focus on the wind-down and transition of such activities, and Regeneron’s assumption of the sole rights with respect to all such Commercialization activities in those countries, to be carried out pursuant to the terms and conditions of, and subject to the timetable set forth in, the TSA and TDA.
6.3     Booking of Sales and IO Licensed Product Distribution. As of the A&R Effective Date, subject to the TSA and TDA, (a) Regeneron, its Affiliates and its and their Sublicensees (or its or their designees) shall invoice, book and record all sales of the IO Licensed Product in the Territory and (b) Regeneron (or its Affiliate or its or their Sublicensee (or its or their designee)) shall also be responsible for (i) the distribution of the IO Licensed Product in the Territory and for paying Medicaid (if applicable) and any and all other governmental rebates that are due and owing with respect to the IO Licensed Product distributed by or on behalf of Regeneron, its Affiliates or its or their Sublicensees in the Territory, (ii) handling all other rebates, returns or chargebacks of the IO Licensed Product sold under this Agreement in the Territory and (iii) handling all aspects of ordering, processing, invoicing, collection, receivables and returns with respect to the IO Licensed Product in the Territory.
6.4     Market Exclusivity Extensions. As between the Parties, Regeneron shall have the exclusive right, but not the obligation, to maintain and, to the extent available, legally extend, the period of time during which, in any country in the Territory, (a) Regeneron, or any of its Affiliates or its or their Sublicensees, has the exclusive legal right, whether by means of a Patent or through other rights granted by a Governmental Authority in such country, to Commercialize the IO Licensed Product in such country, and (b) no generic equivalent of the IO Licensed Product is marketed in such country.
6.5     Promotional Materials.
(a)As between the Parties, Regeneron shall have the sole right to use any Promotional Materials in its possession from or after the A&R Effective Date (including any such Promotional Materials that are transferred to Regeneron as part of the Transferred Items) for the purpose of Commercializing the IO Licensed Product in the Territory. Except to the extent necessary to perform its obligations under the TSA, TDA or MSA, from and after the A&R Effective Date, Sanofi shall not reproduce, distribute, create derivative works based on (including translations thereof), publicly perform, publicly display or otherwise use any Promotional Materials; provided that the foregoing shall not prohibit Sanofi from utilizing any designs, features or other components thereof to the extent used in common with respect to any other Sanofi product or service.
(b)Except with respect to any Transferred Items, subject to the TSA and TDA, Regeneron shall be responsible, [* * *], for preparing and producing Promotional Materials for use in the Territory and, except to the extent Regeneron has the right to use the name or logo of Sanofi or its Affiliate under Section 4.1(d), such Promotional Materials shall bear the corporate name and logo of Regeneron, its Affiliates or its Sublicensees only. Sanofi shall not have any right to review Promotional Materials of Regeneron from or after the A&R Effective Date, except for any Promotional Materials that bear the name or logo of Sanofi or its Affiliate, in which case, upon Sanofi’s reasonable request, Sanofi shall have a reasonable opportunity to review samples of such Promotional Materials to monitor Regeneron’s compliance with Section 11.5(b).
6.6     Market Access; Pricing Approvals; Re-Sale Price. As between the Parties, Regeneron shall have the sole right to conduct market access activities and to obtain and maintain Pricing Approvals and determine the price(s) at which the IO Licensed Product shall be sold in the Territory, subject to any Pricing Approvals or other requirements imposed by any applicable Law.
6.7     [* * *].
6.8     Medical and Consumer Inquiries. The Parties acknowledge and agree that, notwithstanding anything in the PVA to the contrary, the amendment and restatement of the Pre-A&R Terms shall not result in the termination of the PVA, and the PVA shall continue to govern the Parties’ handling of medical questions or inquiries from consumers relative to the IO Licensed Product in the Territory, including management of the global safety database for the IO Licensed Product, and setting forth specific procedures to be used for the exchange of reports of adverse events/ adverse drug reactions and IO Licensed Product complaints (provided, that product technical complaints covered under any applicable Quality Agreement will be handled in accordance with such Quality Agreement) to ensure timely communication to Regulatory Authorities and compliance with Laws. For clarity, and subject to the terms of the PVA (which PVA terms shall govern in the event of any conflict with the terms of this Section 6.8), from and after the A&R Effective Date, as between the Parties, Regeneron shall solely manage pharmacovigilance and product complaints and formulate and implement any related strategies, and shall have the sole right to fulfill all regulatory requirements concerning pharmacovigilance and risk management and product complaint reporting in all countries in which the IO Licensed Product is being or will during the Term be Developed, Manufactured, Commercialized or used anywhere in the Territory; provided that, solely in the period from and after the A&R Effective Date but prior to the transfer of the applicable Marketing Approval for the IO Licensed Product in a given country, on a country–by-country basis, Sanofi shall continue to manage the foregoing matters on Regeneron’s behalf as a Transition Service pursuant to the TSA (subject to the terms of the TSA and PVA), and Sanofi shall have the right to fulfill any obligations owed to any Regulatory Authority in such country (and to timely respond to any requests received therefrom) in respect thereto during such period in accordance with, and subject to, the TSA and PVA. Sanofi shall refer to Regeneron all such questions or inquiries that it receives about the IO Licensed Product in the Territory from and after the A&R Effective Date. Notwithstanding anything to the contrary in this Agreement in the event of termination of Commercialization in any country in the Territory after the A&R Effective Date where applicable Law requires continuation of pharmacovigilance activities or monitoring, receipt or recording of product complaints in that country, the Parties will cooperate in good faith to ensure continued compliance with such pharmacovigilance requirements, as set forth in, and pursuant to the terms of (as applicable), the PVA.
6.9     Expert Arbitration [* * *].
(a)     If the Parties are unable to agree to: [* * *], each Party will select (1) individual who: (a) has expertise in the pharmaceutical or biotechnology industry and the specific matters at issue, (b) is not a current or former director, employee or consultant of such Party or any of its Affiliates, or otherwise has not received compensation or other payments from such Party (or its Affiliates) for the past [* * *], and (c) has no known personal financial interest or benefit in the outcome or resolution of the dispute (such Person who meets the criteria of (a) through (c), an “Expert”), and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairperson of a committee of the three experts (the “Expert Committee”), each with a single vote.
(b)     The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party [* * *] before the meeting, as well as reasonable presentations that each Party may present at the meeting, and will thereafter determine (as applicable) (A) [* * *], (B) [* * *], or (C) [* * *], and in each case of (A) through (C), the Expert Panel shall make such determination taking into account such factors as the Expert Committee sees fit, including, to the extent applicable to (B) and (C): (I) [* * *], and (II) [* * *]; provided that with respect to any determination under (C), the Expert Panel shall take account of any (x) [* * *], (y) [* * *]. The determination of the Expert Committee as to the above matters will be binding on both Parties, [* * *], the Parties shall within [* * *] meet and agree on a true-up payment to be made from one Party to the other equaling the difference between any payments made under ARTICLE IX hereto arising from [* * *]in the period following the first commercial sale of such Combination Product and the date of such determination (the “At-Risk Period”), and the [* * *] if the Expert Committee’s determination as to the [* * *] during the whole of such At-Risk Period (and, for clarity, such [* * *] during the At-Risk Period).

(c)The Parties will [* * *] the costs of the Expert Committee and [* * *] in connection with the Expert Committee process pursuant to this Section 6.9. Unless otherwise agreed to by the Parties in writing, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement. For clarity, nothing in this Section 6.9 shall be construed as prohibiting or requiring the delay of any launch of a Combination Product in any country in the Territory.
ARTICLE VII
CLINICAL AND REGULATORY AFFAIRS
7.1     Ownership of Approvals and Registration Filings.
(a)Except to the extent prohibited by applicable Law or as otherwise provided in the CTSA or Ancillary Agreements, as between the Parties, from and after the A&R Effective Date, Regeneron or its Affiliate or its or their Sublicensee (or its or their designee) shall (i) have the sole right to address any and all regulatory matters pertaining to the IO Licensed Product, including any and all interactions with any Regulatory Authority in the Territory, (ii) exclusively own (A) all Approvals and Registration Filings with respect to the IO Licensed Product (including the Manufacture, Development, Commercialization and use thereof) in the Territory and (B) any IND(s) for the IO Licensed Product, and (iii) have the rights and obligations set forth in Section 7.2 and Section 7.3 with respect thereto.
(b)To the extent not, and unless and until, fully transferred to Regeneron or its Affiliates pursuant to Section 3.8, Sanofi shall license, transfer, provide a letter of reference with respect to, or take other action necessary to make available the relevant Registration Filings and Approvals to and for the benefit of Regeneron and its Affiliates and its and their Sublicensees.
7.2     Regulatory Responsibility. From and after the A&R Effective Date subject to the TSA, the MSA and the PVA, as between the Parties, Regeneron shall have the sole right and decision-making authority with respect to, and subject to Section 17.2 shall be solely liable for, all regulatory strategy and actions, including preparing communications and filings with and submissions (including supplements and amendments thereto) to, and attending meetings with, the applicable Regulatory Authority(ies), in each case with respect to the Development, Manufacture, Commercialization or use of the IO Licensed Product in the Field in the Territory from and after the A&R Effective Date; provided that, solely in the period from and after the A&R Effective Date but prior to the transfer of the applicable Marketing Approval for the IO Licensed Product in a given country, on a country–by-country basis, Sanofi shall continue to manage the foregoing matters on Regeneron’s behalf as a Transition Service pursuant to the TSA (subject to the terms of the TSA and PVA), and Sanofi shall have the right to fulfill any obligations owed to any Regulatory Authority in such country (and to timely respond to any requests received therefrom) in respect thereto during such period in accordance with, and subject to, the TSA and PVA.
7.3     Rights of Reference. Regeneron and its Affiliates shall have, and Sanofi (on behalf of itself and its Affiliates) hereby grants to Regeneron and its Affiliates, the right to access and reference (with the right to grant further rights of reference pursuant to Section 4.4) all relevant regulatory documentation (including all Registration Filings and Approvals) Controlled by Sanofi (or its Affiliates) that is related to the Existing IO Licensed Product as necessary or reasonably useful to exercise Regeneron’s rights under the license grants set forth in Section 4.1, including to obtain Approval for use of the IO Licensed Product in combination with other products. Promptly upon the request of Regeneron, Sanofi or its Affiliate shall, to the extent such request is consistent with the foregoing rights to access and reference, prepare a letter of authorization to the applicable Regulatory Authority (and, [* * *], take such actions or make such other filings) in order to permit any such regulatory documentation (including all Registration Filings and Approvals) to be incorporated by reference by Regeneron, its Affiliates or its or their Sublicensees in their Registration Filings; provided that [* * *].
7.4     Regulatory Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of a Party or its Affiliates or its or their Sublicensees with regard to the IO Licensed Product in the Field, each Party agrees to cooperate with the other and the Regulatory Authority during such inspection or audit, including, with respect to an inspection or audit of Sanofi or its Affiliates or its or their Sublicensees, by allowing, to the extent practicable, a representative of Regeneron to be present during the applicable portions of such inspection or audit to the extent it relates to the Development, Manufacture, Commercialization or use of the IO Licensed Product for use in the Field under this Agreement. Following receipt by Sanofi or any of its Affiliates or its or their Sublicensees of the inspection or audit observations of the Regulatory Authority (a copy of which Sanofi will promptly provide to Regeneron), Sanofi or its Affiliates or its or their Sublicensees will prepare any appropriate responses; provided that Regeneron shall have the right to review and comment on such responses to the extent they cover or may be reasonably expected to adversely impact the IO Licensed Product in the Field in the Territory. In the event the Parties disagree concerning the form or content of a response, Regeneron will decide the appropriate content of the response to the extent specifically and solely related to the IO Licensed Product. Regulatory inspections and audits pertaining to Sanofi’s Manufacturing facilities shall be governed by the applicable Quality Agreement. Without limiting the foregoing, Sanofi (and its Third Party subcontractors) shall, for so long as Manufacture under the MSA is ongoing, notify Regeneron within one (1) Business Day after receipt of notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities being used or proposed to be used for the Manufacture of the IO Licensed Product by or on behalf of Sanofi for Regeneron under such MSA.
7.5     Recalls and Other Corrective Actions.
(a)     Notice. Each Party shall notify the other Party promptly (but in no event later than [* * *] following its determination (according to each Party’s internal standard operating procedures) that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of the IO Licensed Product in the Territory that (i) relates to IO Licensed Product sold before the A&R Effective Date or (ii) is being implemented with respect to either: (A) the Existing Inventory transferred by Sanofi to Regeneron pursuant to (and as such term is defined in) the TDA, or (B) Finished Product supplied by Sanofi to Regeneron under the MSA (any recall, market suspension or market withdrawal described in clauses (i) or (ii), a “Selected Recall”), and shall include in such notice the reasoning behind such determination and any supporting facts.
(b)     Implementation. As between the Parties, Regeneron shall have the sole right to make decisions with respect to and to implement any recall, market suspension or market withdrawal related to the IO Licensed Product in the Field in the Territory; provided that [* * *]; provided, further that, Sanofi shall to the extent reasonably practicable and without prejudice to Sanofi’s right to timely implement any such recall, market suspension or market withdrawal, discuss with Regeneron in good faith and agree regarding such decisions for such country prior to any such implementation, and provided further that, prior to any implementation of a Selected Recall, the implementing Party shall consult with the other Party and shall consider the other Party’s comments in good faith. If Sanofi determines that a recall or market withdrawal of the IO Licensed Product in the Field in the Territory may be required (according to Sanofi’s internal SOPs), Sanofi shall, within twenty-four (24) hours of such determination, notify Regeneron.

(c)Recall Costs. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 7.5, (i) to the extent such recall, market suspension or market withdrawal is attributable to acts or omissions occurring prior to the A&R Effective Date, subject to Section 17.1 of the Pre-A&R Terms, and excluding any costs or expenses included as Continued Shared Expenses for the purposes of the True-Up as of the A&R Effective Date in Schedule 2.2, the costs and expenses of such recall, market suspension or market withdrawal will be [* * *], and (ii) subject to any further allocation under the MSA, to the extent such recall, market suspension or market withdrawal is attributable to acts or omissions occurring after the A&R Effective Date and to the extent not constituting Third Party Claims subject to indemnification under Section 17.2, the costs and expenses of such recall, market suspension or market withdrawal will be [* * *].
(d)Correspondence or Public Announcements. Sanofi shall not, and shall ensure that its Affiliates and its and their Sublicensees do not, except to the extent required by applicable Laws or any applicable rules, regulations or guidelines of any applicable Regulatory Authority (in which case, Sanofi shall use its commercially reasonably efforts to provide Regeneron as much prior advance notice as practicable in the circumstances and shall consider any comments from Regeneron in good faith), make any public statements or disclosures in connection with any recall, market suspension or market withdrawal of the IO Licensed Product without Regeneron’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, each Party shall provide the other Party with copies of any correspondence sent to or received from Regulatory Authorities or any issued public announcement, in each case, related to any Selected Recall.
(e)Miscellaneous. Each Party shall consider any comments made by the other Party pursuant to this Section 7.5 in good faith. Notwithstanding anything herein to the contrary, in the event of any inconsistency between this Section 7.5 and the terms and conditions of any applicable quality agreement that is an exhibit to the MSA or the PVA, the terms of such quality agreement or PVA, as applicable, shall control.
ARTICLE VIII
MANUFACTURING AND SUPPLY
8.1     Manufacture and Supply of Finished Product. On the A&R Execution Date, the Parties or their Affiliates shall execute a Manufacturing Services Agreement (the “MSA”) in the form attached as Schedule 8.1 hereto. Subject to and pursuant to the terms of the MSA, Sanofi will perform or cause to be performed those Manufacturing services set forth in the MSA for the periods of time specified in the MSA. Subject to the terms of this Agreement, except as expressly provided for under the MSA, as between the Parties, Regeneron shall have the sole right to Manufacture the IO Licensed Product from and after the A&R Effective Date. Regeneron shall be solely responsible for one hundred percent (100%) of any COGS incurred in connection with any IO Licensed Product sold from and after the A&R Effective Date. For clarity, during the period from the Transition Date until the A&R Effective Date, any and all COGS incurred by Sanofi during such period shall be subject to Section 2.2. Regeneron’s obligation to reimburse Sanofi for Manufacturing conducted from or after the A&R Effective Date shall be limited to the Transition Services Fees (as such term is defined in the TSA) payable pursuant to the TSA and any other Manufacturing-related fees payable pursuant to the MSA.
ARTICLE IX
PERIODIC REPORTS; PAYMENTS
9.1     Upfront Payment. Within ten (10) Business Days [* * *] following the A&R Effective Date, Regeneron shall pay to Sanofi a non-refundable, non-creditable amount of nine hundred million Dollars ($900,000,000) (such amount, the “Payment”). [* * *].

9.2     Milestone Payments. In addition to the other payments contemplated herein, subject to the terms and conditions of this Agreement, Regeneron shall pay to Sanofi:
(a)a one-time non-refundable, non-creditable milestone payment in the amount of one hundred million Dollars ($100,000,000) (the “Development Milestone Payment”) upon receipt of the first Marketing Approval of the IO Licensed Product from the FDA or the EMA, in either case, for use in the prophylaxis, treatment or amelioration of non-small cell lung cancer in any patient population in combination with chemotherapy (such Marketing Approval, the “Development Milestone”). After the achievement of such Development Milestone, Regeneron: (i) shall promptly (and in any event within [* * *], or if the Development Milestone is achieved prior to the A&R Effective Date, within [* * *] after the A&R Effective Date) provide written notice to Sanofi of the achievement of such Development Milestone, and (ii) shall have [* * *] from the date of electronic receipt of an invoice from Sanofi (which, for clarity, may only be issued following the later of the A&R Effective Date and achievement of such Development Milestone) to pay the amount of the Development Milestone Payment to Sanofi. For purposes of clarification, the Development Milestone Payment shall be made only once and only upon the first (1st) occurrence of the Development Milestone, and no amounts shall be due for subsequent or repeated achievements of such Development Milestone in other jurisdictions in the Territory.
(b)a one-time non-refundable, non-creditable milestone payment in the amount of [* * *] (the “2022 Sales Milestone Payment”) in the event that, in the 2022 Calendar Year, worldwide Net Sales of the IO Licensed Product are greater than or equal to [* * *] (the “2022 Sales Milestone”). After the achievement of such 2022 Sales Milestone, Regeneron: (i) shall, within the later of (A) [* * *] after the end of the [* * *] and (B) [* * *] after Sanofi provides Regeneron the Monthly Statement (as defined in the TDA) for such calendar month in which the 2022 Sales Milestone is achieved, provide written notice to Sanofi of the achievement of such 2022 Sales Milestone, if applicable, and (ii) shall have [* * *] from the date of electronic receipt of an invoice from Sanofi (which, for clarity, may only be issued following the calendar month in which such 2022 Sales Milestone is achieved) to pay the amount of the 2022 Sales Milestone Payment to Sanofi. In no event shall payment be due under this Section 9.2(b) with respect to Net Sales in any Calendar Year other than 2022; provided, however, that all Net Sales hereunder shall be booked in accordance with the applicable Party’s Accounting Standards and applicable Law.
(c)a one-time non-refundable milestone payment in the amount of [* * *] (the “2023 Sales Milestone Payment”) in the event that, in the 2023 Calendar Year, worldwide Net Sales of the IO Licensed Product are greater than or equal to [* * *] (the “2023 Sales Milestone”). After the achievement of such 2023 Sales Milestone, Regeneron: (i) shall, within the later of (A) [* * *] after the end of the calendar month and (B) [* * *] after Sanofi provides Regeneron the Monthly Statement (as defined in the TDA) for such calendar month in which the 2023 Sales Milestone is achieved, provide written notice to Sanofi of the achievement of such 2023 Sales Milestone, if applicable, and (ii) shall have [* * *] from the date of electronic receipt of an invoice (which, for clarity, may only be issued following the calendar month in which such 2023 Sales Milestone is achieved) from Sanofi to pay the amount of the 2023 Sales Milestone Payment to Sanofi. In no event shall payment be due under this Section 9.2(c) with respect to Net Sales in any Calendar Year other than 2023; provided, however, that all Net Sales hereunder shall be booked in accordance with the applicable Party’s Accounting Standards and applicable Law.
In no event shall the payments under this Section 9.2 exceed two hundred million Dollars ($200,000,000).

9.3     Royalties.
(a)     During the period of time commencing on the Transition Date and ending twelve (12) years thereafter (the “Royalty Term”), Regeneron shall on a Quarterly basis, pay Sanofi a royalty of eleven percent (11%) on the sum of [* * *] all worldwide Net Sales of the IO Licensed Product made during the prior Quarter of the Royalty Term [* * *] (such amounts, the “Royalties”); provided that (x) for clarity, Royalties due for the Interim Period shall be paid pursuant to Section 2.2 and shall not be paid pursuant to this Section 9.3, and (y) no Royalties shall be due with respect to any Net Sales attributable to sales made prior to the Royalty Term; provided, further, that the Parties comply with Section 2.2 with respect to any reconciliations with respect to such Net Sales. By way of illustration, if the first commercial sale of the IO Licensed Product in a particular country of the Territory occurs on the [* * *] of the Transition Date, royalties on the Net Sales of such IO Licensed Product in such particular country shall be payable for [* * *] after such first commercial sale. Following the expiration of the Royalty Term, the grants in Section 4.1 and Section 4.3 shall become fully-paid (subject to any later achievement of the Development Milestone, in which case the Development Milestone Payment shall remain due and payable in accordance with Section 9.2(a)) and royalty-free.
(b)     From and after the A&R Effective Date, during the Royalty Term, Regeneron shall deliver to Sanofi: (i) within [* * *] following the end of each Quarter of the Royalty Term, a non-binding estimate of aggregate Net Sales for the IO Licensed Product for such Quarter; and (ii) within [* * *] following the end of each such Quarter, a report setting forth, on a country-by-country basis: (1) Net Sales of the IO Licensed Product by Regeneron, its Affiliates and Sublicensees; (2) the [* * *]; and (3) royalties payable in respect of such Net Sales of the IO Licensed Product and [* * *], in each case ((1) - (3)), during such Quarter (such report, the “Quarterly Royalty Report”). Any amounts in such reports shall be in local currency and in Dollars, where applicable (with the calculation of such amounts to be made pursuant to the exchange methodology specified in Section 9.8).
(c)     Following delivery of the Quarterly Royalty Report for a given Quarter, Sanofi shall submit an invoice to Regeneron for the amount of Royalties thereunder, subject to the terms of this ARTICLE IX, and Regeneron shall pay all Royalties due to Sanofi hereunder in respect of such Quarter no later than [* * *] after receipt of Sanofi’s invoice therefor.
(d)[* * *]. [* * *].
9.4     IO Development Balance. During the Term, and until such time as the IO Development Balance is zero, Regeneron shall on a Quarterly basis pay Sanofi the Development Compensation Payment specified in, and calculated in accordance with, Exhibit 2 hereto. Regeneron shall deliver to Sanofi within [* * *] of the end of each Quarter, a report detailing in reasonable detail the information necessary to calculate the Development Compensation Payment due under Exhibit 2 for such Quarter, including: (a) the IO Development Balance prior to such Quarter; (b) the Net Sales for such Quarter; (c) the Development Compensation Payment owed for such Quarter, and (d) the remaining IO Development Balance after such Development Compensation Payment has been deducted (such report, the “IO Development Balance Report”). Following delivery of the IO Development Balance Report for a given Quarter, Sanofi shall submit an invoice to Regeneron for the amount of the Development Compensation Payment specified thereunder, subject to the terms of this ARTICLE IX, and Regeneron shall pay to Sanofi such Development Compensation Payment no later than [* * *] after receipt of Sanofi’s invoice therefor.
9.5     Financial Obligations under Licenses and Other Agreements. Unless otherwise agreed by the Parties, Regeneron shall be responsible for [* * *] under (a) [* * *]and

(b) any [* * *]. For the avoidance of doubt (i) [* * *] and (ii) [* * *]. Unless otherwise agreed by the Parties or set forth in the TSA, Regeneron shall [* * *]. For clarity, [* * *].
9.6     Reimbursement. For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party or its designated Affiliate (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, the Owed Party shall send to the Owing Party an invoice for such amount within [* * *] after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed. Payment with respect to each such invoice shall be due within [* * *] after receipt by the Owing Party thereof and shall be made in accordance with Section 9.8; provided, however, that if the Owing Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party. The Parties shall use good faith efforts to resolve any such disputes promptly.
9.7     Invoices and Documentation. The Transition Leads (or their designees) shall coordinate and, acting reasonably, mutually agree upon the form of any necessary documentation relating to any payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions or payments contemplated hereunder. All payments otherwise due and owing under this Agreement shall be supported by, and, if any such payment is due hereunder within a specified time period, such specified time period shall not start running until receipt by the owing Party of, an invoice delivered (whether electronically or physically) to the Party owing such amount, in such form approved by the Transition Leads (or their designees).
9.8     Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in Dollars. In those cases where the amount due in Dollars is calculated based upon one or more currencies other than Dollars, such amounts shall be converted to Dollars using the average of the buying and selling exchange rate for conversion of the applicable foreign currency into Dollars, using the spot rates (the “Mid-Price Close,” found using the average of the Refinitiv Eikon mid-market spot rate snapshots at 3.30 pm Paris time for each day of the period to which the payment relates, or any other source as agreed to by the Parties).
9.9     Late Payments. The Parties agree that, unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, amounts due by one Party to the other shall be payable to a bank account, details of which are to be communicated by the receiving Party. Unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, all payments under this Agreement shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to the [* * *] Term Secured Overnight Financing Rate (“Term SOFR”), as quoted by Bloomberg effective for the date on which the payment was due, [* * *] (such sum being referred to as the “Default Interest Rate”).
9.10     Taxes.
(a)     Each Party shall be responsible for any taxes imposed on or measured by net income or gross income (including branch profits), gross receipts, capital, ability or right to do business, property and franchise or similar taxes pursuant to applicable Law. Any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party with respect to any payments to such other Party hereunder shall be deducted from such payments and paid to the appropriate Governmental Authority within the statutory deadline; provided that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. The Parties agree that any taxes so deducted shall for all purposes of this Agreement be deemed to have been paid to the other Party. If and to the extent that this Agreement does not provide for apportionment and the tax withholding base is ambiguous, the Parties will cooperate in good faith to determine the right tax withholding tax base using Net Sales ratio as a proxy. Without limiting the foregoing, each Party agrees to make all lawful and reasonable efforts to minimize any such taxes, assessments and fees, and to refrain from withholding (or to withhold at a reduced rate) if the Party entitled to claim the benefit of any available treaty on the avoidance of double taxation claims such benefit, provided that the Party provides the timely, correct and complete documentation required to claim such benefit. Notwithstanding anything in this Agreement to the contrary, if any payment due under Section 9.1 through Section 9.6 (inclusive) above becomes subject to any additional tax liability for Sanofi (including any withholding tax to be paid by Regeneron) solely as a result of assignment of this Agreement by Regeneron, then Regeneron shall pay to Sanofi such additional amount so that Sanofi receives the same amount which it would have received had no such additional tax liability been imposed; provided that Sanofi shall use reasonable efforts to obtain a refund or credit of such amounts and shall pay over to Regeneron any amount recovered.
(b)     The Parties acknowledge that Sanofi’s income may be exempt from taxation under an income tax treaty or an E.U. directive, or that a reduced withholding tax rate may apply. If Sanofi provides Regeneron with a timely, correct and complete tax exemption certificate or other equivalent document certifying that Regeneron may abstain from withholding or may withhold tax at a lower rate in accordance with applicable Law (the “Certificate”), Regeneron shall apply such tax exemption and shall cease withholding or apply the lower tax rate as soon as the Certificate is received. Sanofi will notify Regeneron in a timely manner if the conditions under which the Certificate was issued change, and will do so before they change. The Parties acknowledge that the taxing jurisdiction may permit Regeneron to refrain from withholding, reporting and paying the tax to the appropriate Governmental Authority, even if no Certificate has been issued, provided that Sanofi timely files an application for tax exemption with the appropriate Governmental Authority (the “Post-Approval Procedure”). If such Post-Approval Procedure or similar procedure exists and Sanofi has provided the proper evidence of timely filing the application for the Post-Approval Procedure, the Parties agree that Regeneron shall refrain from withholding, reporting and remitting taxes in accordance with the Post-Approval Procedure. As and when relevant, Regeneron will use reasonable efforts to provide all required documentation and information to Sanofi to enable Sanofi to apply for any reimbursement of withholding taxes with the appropriate Governmental Authority.
(c)     Except to the extent provided in the last sentence of clause (a) of this Section 9.10, the Parties agree that withholding tax due on any consideration payable to Sanofi shall in any event be borne by Sanofi. In the event that Regeneron does not withhold such tax, or withholds such tax at a reduced rate, and the applicable Governmental Authority subsequently determines that additional tax should have been withheld by Regeneron, the Parties shall cooperate in good faith to mitigate all financial consequences attached to such tax liability and, in all cases, Sanofi will indemnify and hold Regeneron harmless for any financial consequences and related costs attached thereto. In the case of any overwithholding, Regeneron and Sanofi shall cooperate in good faith to mitigate such overwithholding.
(d)     All payments specified or referred to in this Agreement shall exclude any sales, use, value added, levies, import and custom duties, excise or other similar or equivalent taxes (the “Sales Taxes”). The Party receiving a payment under this Agreement shall provide to the other Party an invoice separately stating any Sales Taxes with respect to the relevant payment. Upon receipt of such invoice, the paying Party shall pay such Sales Taxes to the receiving Party, and the receiving Party shall remit such Sales Taxes to the relevant Governmental Authority.
9.11     Resolution of Payment Disputes. In the event there is a dispute relating to any of the payment obligations or reports under this ARTICLE IX, the Party with the dispute shall have its Transition Lead provide the other Party’s Transition Lead with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the Parties, through the respective Transition Leads, will seek to resolve the dispute as promptly as possible, but no later than [* * *] after such written notice is received. In the event that no resolution is reached by the Transition Leads, the matter shall be escalated to the Executive Officers in accordance with Section 10.3. Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any reasonably disputed amount shall not be deemed to have been triggered until such dispute is resolved hereunder, provided that all amounts that are not in dispute shall be paid in accordance with the provisions of this Agreement.
9.12     Net Sales Calculations. For purposes of calculating whether the 2022 Sales Milestone and the 2023 Sales Milestone have been achieved, any Royalties due pursuant to Section 9.3 or any Development Compensation Payment due pursuant to Section 9.4, any Net Sales made by Sanofi or its Affiliates or its or their Sublicensees (a) for the Interim Period shall not exceed the Net Sales of the IO Licensed Product made by Sanofi or its Affiliates or its or their Sublicensees for purposes of determining the Sanofi Profits for the Interim Period and (b) for any period from and after the A&R Effective Date shall be equal to the Net Sales under the TDA for such period pursuant to the TDA.
ARTICLE X
DISPUTE RESOLUTION
10.1     Resolution of Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement and to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement.
10.2     Resolution of Governance Disputes. Disputes, controversies and claims related to matters intended to be decided within the governance provisions of this Agreement set forth in ARTICLE III (“Governance Disputes”) shall be resolved pursuant to ARTICLE III, except to the extent any such dispute, controversy or claim constitutes a Legal Dispute, in which event the provisions of Section 10.3 shall apply.
10.3     Dispute Resolution Process. The Parties agree that, subject to Sections 10.4 and 16.2, they shall use all reasonable efforts to resolve any dispute arising under this Agreement by good faith negotiation and discussion. Either Party may submit in writing any dispute (other than a Governance Dispute or a dispute in respect of any final and binding results of any audit conducted pursuant to Section 14.4) to the Executive Officers for resolution, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within [* * *] of such notice. Any final decision mutually agreed to by the Executive Officers in writing shall be conclusive and binding on the Parties. In the event the Executive Officers are unable to resolve any such dispute, the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise, subject, however, to Section 20.1.
10.4     No Waiver. Nothing in this ARTICLE X or elsewhere in this Agreement shall prohibit either Party from seeking and obtaining immediate injunctive or other equitable relief if such Party reasonably believes that it will suffer irreparable harm from the actions or inaction of the other Party or any of its Affiliates or its or their Sublicensees.
ARTICLE XI
TRADEMARKS AND CORPORATE LOGOS
11.1     Corporate Names. Each Party and its Affiliates shall retain all right, title and interest in and to their respective corporate names and logos.
11.2     Selection of Product Trademarks. From and after the A&R Effective Date, as between the Parties, Regeneron shall have the sole right to select any Trademark for use in the Field in the Territory for the IO Licensed Product, including to determine whether a different Trademark should be used in one or more particular countries or regions for the IO Licensed Product, and shall own and retain all right, title and interest in and to the Transferred Domain Names and the Product Trademarks for the IO Licensed Product, together with all associated goodwill related thereto worldwide.
11.3     Prosecution, Maintenance, Enforcement and Defense of the Product Trademark. Regeneron shall, [* * *], have the sole right to register, prosecute (including monitoring and opposition), maintain, enforce and defend the Transferred Product Trademarks and the Transferred Domain Names for the IO Licensed Product worldwide. With respect to the Transferred Product Trademarks and Transferred Domain Names, [* * *].
11.4     Use of the Product Trademark.
(a)Sanofi agrees that at no time during the Term will it or any of its Affiliates attempt to use or register any Trademark or domain names confusingly similar to, or misleading or deceptive with respect to, the registered or pending Trademarks contained within the Transferred Product Trademarks or the registered domain names contained within the Transferred Domain Names, or take any other action that endangers, damages, dilutes, destroys or similarly affects the rights to, or goodwill associated with, the Transferred Product Trademarks or the Transferred Domain Names pertaining thereto or attack, dispute or contest the validity of or ownership of Regeneron in or to the Libtayo brand name or any registrations or pending registration thereof.
(b)Except as otherwise required to perform its obligations under the TSA and TDA, Sanofi its Affiliates and its and their Sublicensees shall (i) have no rights in or to the Transferred Domain Names and (ii) discontinue forthwith all use of the Transferred Product Trademarks.
11.5     Use of Corporate Names.
(a)     Except as expressly permitted under Section 4.1(d) or as otherwise required by applicable Law, neither Party shall use any Trademark or domain name of the other Party without such other Party’s prior written consent. Neither Party shall, and shall not permit its Affiliates or its or their Sublicensees or distributors to, with respect to its activities under this Agreement, take any action or do any act that endangers, damages, destroys or similarly affects, in any material respect, the other Party’s or the other Party’s Affiliates’ corporate names or logos or the value of goodwill pertaining thereto.
(b)     Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, (i) conform to customary industry standards for the protection of, and comply with applicable Law with respect to the use of, the other Party’s corporate names and logos and

(ii) adhere to and maintain the highest quality standards of the other Party with respect to goods sold and services provided under the other Party’s corporate names or logos.
ARTICLE XII
NEWLY CREATED INVENTIONS; JOINT PATENT RIGHTS
12.1     Ownership of Newly Created Intellectual Property.
(a)Regeneron shall exclusively own all right, title and interest in and to any and all intellectual property (including Know-How, Patents and copyrights) first discovered, invented, authored or otherwise created under or in connection with this Agreement after the Transition Date to the extent [* * *]. The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s intellectual property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s intellectual property (including Know-How, Patents and copyrights), other than the license rights expressly granted hereunder. For inventions first discovered, invented, authored or otherwise created under or in connection with this Agreement after the Transition Date, any remuneration payable under applicable Law to an inventor and costs and expenses associated with determining such remuneration shall be the sole responsibility of Regeneron.
(b)To the extent that any right, title or interest in or to any intellectual property discovered, invented, authored or otherwise created under this Agreement vests in a Party, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party shall, and hereby does, irrevocably assign, and shall cause its Affiliates and its and their Sublicensees to assign, to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party. Each Party agrees to execute all necessary documentation to reflect the foregoing.
(c)Subject to and without limiting the license grant to Regeneron in Section 4.1, the Parties hereby agree that each Party’s use of the Joint Inventions is governed by the terms and conditions of this Agreement, [* * *].
12.2     Prosecution and Maintenance of Patent Rights.
(a)     [* * *].
(b)     Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of [* * *] pursuant to this Section 12.2, including the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees to execute such documents and instruments and to perform such acts) as may be reasonably necessary.
(c)     [* * *] shall determine which, if any, of the [* * *] to seek an extension of the term in the Territory and shall have the right to seek any such extension.
12.3     Interference, Opposition, and Other Administrative Patent Proceedings.
(a)     Each Party will notify the other within [* * *] of receipt by such Party of information concerning the request for, or filing or declaration of, any interference, opposition, post-grant review, inter-partes review, derivation proceeding, supplemental examination, reissue or reexamination relating to the [* * *] in the Territory. The Parties will thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. The [* * *] pursuant to Section 12.2 shall have the right to initiate or respond to such a proceeding, as applicable, and to determine the course of action in such proceeding, including settlement negotiations and terms.
(b)     All costs and expenses (including any Out-of-Pocket Costs) incurred from and after the A&R Effective Date in connection with any interference, opposition, reissue, post-grant review, reissue or reexamination proceeding relating to the [* * *] in the Territory for use in the Field shall be [* * *].
ARTICLE XIII
INTELLECTUAL PROPERTY LITIGATION AND LICENSES
13.1     Third Party Infringement Suits.
(a)In the event that either Party or any of its Affiliates becomes aware of an actual, potential or suspected infringement of a [* * *], the Party that became aware of the infringement shall promptly notify the other Party in writing of this claim or assertion and shall provide such other Party with all available evidence supporting such known, potential or suspected infringement or unauthorized use. [* * *].
(b)With respect to any such actual, suspected or potential infringement of a [* * *] by virtue of a Third Party’s activities in the Field in the Territory, including any generic or potential generic competitor’s activities in the Field in the Territory, including any Abbreviated New Drug Application (as defined in the Federal Food, Drug, and Cosmetic Act) filing, Paragraph IV Certification, any regulatory filing based on Section 351(k) of the Public Health Service Act (42 U.S.C. 262) or Article 10(4) of the Directive 2001/83/EC or any other similar regulation promulgated by the FDA, the EMA or by other applicable similar governmental regulatory authorities or other actual or potential infringement by a generic or potential generic competitor anywhere in the Territory, [* * *].
(c)Except as otherwise set forth in this Agreement, all costs and expenses (including Out-of-Pocket Costs) incurred in connection with any litigation under this Section 13.1 shall be the [* * *], subject to the final sentence of Section 13.1(b); provided that, in the case of costs and expenses incurred by Sanofi, [* * *].
(d)[* * *].
13.2     Patent Marking. Unless otherwise mutually agreed to by the Parties in writing, Regeneron shall comply with the Patent marking statutes in each country in which the IO Licensed Product in the Field is made, offered for sale, sold or imported by or on behalf of Regeneron, its Affiliates or Sublicensees.
13.3     Third Party Infringement Claims; New Licenses.
(a)     For the period commencing on the A&R Effective Date and ending on the [* * *], if either Party or its Affiliates shall learn of an allegation that the Development, Manufacture, Commercialization or use of the IO Licensed Product in the Field in the Territory under this Agreement infringes or otherwise violates the intellectual property rights of any Third Party in the Territory, then such Party shall promptly notify the other Party in writing of this allegation.
(b)     After the A&R Effective Date, [* * *].

(c)     Except as otherwise set forth in this Agreement, all costs and expenses (including any Out-of-Pocket Costs) incurred in connection with any litigation referred to in this Section 13.3 shall [* * *].
(d)     [* * *].
(e)License fees, royalties and other payments under Licenses to the extent attributable to, and based on, the Development, Manufacture, Commercialization or use of the IO Licensed Product in the Field in the Territory from and after the Transition Date, shall be governed by Section 9.5.
(f)[* * *].
ARTICLE XIV
BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS
14.1     Periods prior to Transition Date. The Parties’ respective audit rights under ARTICLE XIV of the Pre-A&R Terms shall continue to apply in respect of any books and records with respect to periods prior to the Transition Date.
14.2     Interim Period Prior to A&R Effective Date. Solely in respect of the period between the Transition Date and the A&R Effective Date, Sanofi shall be obligated to keep records, and Regeneron shall have the right to audit Sanofi, on terms consistent with Sections 14.3 and 14.4. For clarity, Sections 14.3 and 14.4 shall not apply to Sanofi for any periods from and after the A&R Effective Date, and for such periods Sections 14.3 and 14.4 shall be read as applying solely to Regeneron, its Affiliates and its Sublicensees.
14.3     Books and Records. Each Party shall, and shall cause each of its Affiliates and Sublicensees to, keep proper books of record and account in which full, true and correct entries (in conformity with such Party’s Accounting Standards) shall be made for the purpose of determining the amounts payable or owed to the other Party pursuant to this Agreement. Each Party shall, and shall cause each of its Affiliates to, permit auditors, as provided in Section 14.4, to visit and inspect, during regular business hours and under the guidance of the employees of such Party, and to examine the books of record and account of such Party or such Affiliate or such Sublicensee (and Regeneron shall cause its Sublicensees to make available such books of record and account to Regeneron) to the extent relating to such payments under this Agreement and discuss the affairs, finances and accounts of such Party or such Affiliate or such Sublicensee to the extent relating to this Agreement, with, and be advised as to the same by, its and their officers and independent accountants.
14.4     Audits and Adjustments.
(a)Each Party shall have the right [* * *], upon no less than [* * *] advance written notice and at such reasonable times and intervals and to such reasonable extent as such Party shall request, not more than once during any Calendar Year, to have the books and records of the other Party and its Affiliates and its Sublicensees maintained pursuant to Section 14.1 or Section 14.2 to the extent relating to this Agreement, for the preceding [* * *] to be made available for review at a single location to be audited by an independent “Big Four” (or equivalent) accounting firm of such first Party’s choosing under reasonable appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement (including, for the avoidance of doubt, all information necessary to calculate the royalty payments due under Section 9.3 during the Royalty Term, including, on a month-by-month and country-by-country basis, the total gross invoiced amounts from sales of the IO

Licensed Product by or on behalf of (individually and in aggregate) Regeneron, its Affiliates and Sublicensees, the amount of units sold, broken out by dosage form and unit size, all relevant deductions from gross invoiced amounts to calculate Net Sales, the resulting Net Sales, and the royalties calculated as payable in respect thereto); provided that no period may be subjected to audit more than [* * *] unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.
(b)The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within [* * *] of delivery. If the audited Party or its Affiliates have underpaid or overbilled an amount due under this Agreement resulting in a cumulative discrepancy of amounts incurred during any year of more than [* * *], the audited Party shall also reimburse the auditing Party for the costs and expenses of such audit [* * *]. Such accountants shall not reveal to the auditing Party the details of its review, except for the findings of such review and such information as is required to be disclosed under this Agreement. The Parties shall cause such accountants to enter into a reasonably acceptable confidentiality agreement with the audited Party and obligating such firm to retain all such financial information in confidence pursuant to terms no less stringent than those set forth in ARTICLE XVI.
(c)If any examination or audit of the records described above discloses an overpayment or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 14.4(d), (i) the Party that underpaid shall pay any amounts due plus, if such underpayment is the underpaying Party’s fault, interest thereon at the Default Interest Rate accruing from the date of such underpayment, or (ii) the Party that received an overpayment shall refund such overpayment plus, if such overpayment is the fault of the Party refunding such payment, interest thereon at the Default Interest Rate accruing from the date of such overpayment, in each case (i) and (ii) within [* * *] after receipt of the written results of such audit.
(d)Subject to the first (1st) sentence of Section 14.4(b), any disputes with respect to the results of any audit conducted under this Section 14.4 shall be subject to dispute resolution in accordance with ARTICLE X.
14.5     GAAP/IFRS. Except as otherwise provided herein, all of a Party’s costs and expenses and other financial determinations with respect to this Agreement and the Pre-A&R Terms shall be determined in accordance with such Party’s Accounting Standards, as generally and consistently applied.
ARTICLE XV
REPRESENTATIONS, WARRANTIES AND COVENANTS
15.1     Due Organization, Valid Existence and Due Authorization; Financial Capability. Each Party represents and warrants to the other Party, as of the A&R Execution Date and A&R Effective Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents or any other agreement by which it is bound or requirement of applicable Laws or regulations; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium); (e) such Party is not prohibited by the terms of any agreement to which it is a party from granting the licenses granted to the other under ARTICLE IV hereof; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf. Each Party hereby represents and warrants to the other Party that such Party has, and will continue to have, sufficient liquid assets to promptly and timely pay and perform all of the payments and obligations required by such Party or its Affiliates to be paid and performed by them hereunder.
15.2     Knowledge of Pending or Threatened Litigation or Adverse Agreements. Each Party represents and warrants to the other Party that, [* * *], and except as otherwise set forth on Schedule 15.2, as of the A&R Execution Date and A&R Effective Date, there is no (a) claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any court, arbitrator or Governmental Authority or (b) to such Party’s knowledge, no agreement entered into by such Party or its Affiliates that, in each case ((a) and (b)), individually or in the aggregate, could reasonably be expected to (i) materially impair the ability of such Party to perform any of its obligations under this Agreement or (ii) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. Each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.
15.3     Additional Sanofi Representations, Warranties and Covenants. Sanofi additionally represents and warrants to Regeneron, except as set forth on Schedule 15.2, as of the A&R Execution Date and, except as set forth on Schedule 15.3 (provided that, upon written notice to Regeneron prior to the A&R Effective Date, Sanofi shall have the right to update (x) Schedule 1.78 and Schedule 1.88 and (y) Schedule 15.3 solely with respect to clauses (d), (e) and (j) and solely as such representations are made as of the A&R Effective Date), as of the A&R Effective Date, that:
(a)[* * *].
(b)[* * *].
(c)The Transferred Approvals are in full force and effect.
(d)[* * *].
(e)No proceeding is pending or, to Sanofi’s Knowledge, threatened in writing regarding the revocation or termination of any Transferred Approval.
(f)Each of the Transferred Product Contracts represents a legal, valid and binding obligation of Sanofi or its Affiliate(s) that are party thereto and is enforceable against Sanofi or such Affiliate(s), in accordance with its terms, and is in full force and effect, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at Law).
(g)To Sanofi’s Knowledge, the Transferred Domain Names assigned pursuant to the Domain Name Assignment represent all material domain names owned or controlled by Sanofi and its Affiliates as of the A&R Execution Date, related to the Existing IO Licensed Product.
(h)[* * *].

(i)Sanofi and its Affiliates have conducted, and its and their respective Sublicensees, contractors and consultants have conducted, all Development and Commercialization of the IO Licensed Product in accordance with all applicable Law.
(j)To Sanofi’s Knowledge, no actions have been taken by a Governmental Authority or Regulatory Authority that would prohibit or adversely affect in a material manner Regeneron’s right and ability to Commercialize the IO Licensed Product in accordance with this Agreement.
15.4     Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT IN THE FIELD. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
15.5     Mutual Covenants. Each Party hereby covenants to the other Party as follows: (a) it will not during the Term grant any right or license to any Third Party in the Territory which would be inconsistent with or in conflict with or in derogation of the rights granted to the other Party under this Agreement, and will not take any action that would materially conflict with or adversely affect its obligations to the other Party under this Agreement; (b) [* * *]; and (c) from and after the A&R Effective Date, in the course of the transition of Development and Commercialization of the IO Licensed Product in the Field to Regeneron under this Agreement, it will not knowingly use and will not have knowingly used an employee or consultant who is or has been debarred by a Regulatory Authority or, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority.
15.6     Sanofi Covenants. From the A&R Execution Date and until the A&R Effective Date, except as consented to in writing by Regeneron, (a) Sanofi shall conduct its business with respect to the IO Licensed Product in the ordinary course of business consistent with past practice and in accordance with all applicable Law with respect to the performance of its obligations under this Agreement, including with respect to its activities under any Existing Trials, and (b) [* * *].
ARTICLE XVI
CONFIDENTIALITY
16.1     Confidential Information.
(a)Each of Sanofi and Regeneron acknowledges (subject to Section 16.1(b) and the provisions of ARTICLE XIX) that all Party Information provided to it (or its Affiliate) or otherwise made available to it by the other Party or its respective Affiliates pursuant to this Agreement, the Pre-A&R Terms or the Ancillary Agreements is confidential and proprietary to such other Party or its Affiliates. Furthermore, each of Sanofi and Regeneron acknowledges (subject to the further provisions of this ARTICLE XVI) that all New Information is confidential and proprietary to both Parties (and both Parties shall be deemed to be the receiving Party with respect thereto). Notwithstanding anything in ARTICLE XVI to the contrary, [* * *].

(b)Notwithstanding anything provided in Section 16.1(a), the restrictions provided in this ARTICLE XVI shall not apply to information that was or is (and such information shall not be considered confidential or proprietary under this Agreement ) (i) already in the public domain as of the Effective Date or becomes publicly known through no fault of the receiving Party or its Affiliate or any Person to whom the receiving Party or its Affiliate provided such information; (ii) already in the possession of the receiving Party or its Affiliate at the time of disclosure by the disclosing Party, other than under an obligation of confidentiality; provided that this clause (ii) shall not apply with respect to [* * *]; (iii) disclosed to the receiving Party or its Affiliate on an unrestricted basis from a Third Party not under an obligation of confidentiality to the other Party or any Affiliate of such other Party with respect to such information and not, with respect to [* * *]; (iv) similar in nature to the purported [* * *] but has been independently created outside of this [* * *], as evidenced by written or electronic documentation, without any aid, application or use of the [* * *].
(c)Notwithstanding anything provided in Section 16.1(a), each Party may use or disclose Party Information of the other Party and New Information to the extent that use or disclosure is (i) [* * *]; (ii) required by a Governmental Authority, applicable Law (including the rules and regulations of any stock exchange or trading market on which the receiving Party’s (or its parent entity’s) securities are traded), or court order to be disclosed, provided that the receiving Party uses reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information or to request that the receiving Party seek confidential treatment for such information, if applicable, and provided, further, that the receiving Party provides all reasonable cooperation to assist the disclosing Party to protect such information and limits the disclosure to that information that is required by Governmental Authority, applicable Law or court order to be disclosed; (iii) to enforce the terms of this Agreement, the Pre-A&R Terms or any Ancillary Agreement if it gives reasonable advance notice to the other Party to permit the other Party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing Party shall provide reasonable cooperation to protect the confidentiality of such information; or (iv) to the Regulatory Authorities as required in connection with obtaining or maintaining any application of the IO Licensed Product in the Field in the Territory pursuant to the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law; provided, further, that this exception shall not apply to Party Information that does not specifically relate to the IO Licensed Product.
(d)Notwithstanding anything provided in this Section 16.1 or elsewhere in this Agreement, each Party and its Affiliates shall have the right to use and disclose any New Information directly related to the IO Licensed Product (including the Manufacture or use thereof) to Governmental Authorities or Regulatory Authorities as required by Law.
(e)Notwithstanding anything in Section 16.1 to the contrary, to the extent any use or disclosure by Regeneron of any Party Information of Sanofi specifically relating to the IO Licensed Product or the Development, Manufacture, Commercialization or use thereof (to the extent previously disclosed to Regeneron pursuant to the Pre-A&R Terms) would require Regeneron to provide notice to, or seek the consent of, Sanofi pursuant to this Section 16.1, Sanofi hereby waives any requirement for the provision of such notice or the seeking of such consent, to the extent such use or disclosure by Regeneron is for the purposes of the Development, Manufacture or Commercialization of the IO Licensed Product.
16.2     Injunctive Relief. The Parties hereby acknowledge and agree that the rights of the Parties under this ARTICLE XVI are special, unique and of extraordinary character, and that if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this ARTICLE XVI, such refusal or failure would result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this ARTICLE XVI, then, in addition to any other remedy which may be available to any damaged Party at law or in equity, such damaged Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged Party will be entitled to seek in any court of competent jurisdiction.
16.3     Disclosures Concerning this Agreement. The Parties will mutually agree on the contents of their respective press releases with respect to the amendment and restatement of this Agreement, which press releases shall be issued by each Party at a time mutually agreed by the Parties, but no later than [* * *] following the A&R Execution Date. Sanofi and Regeneron agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement, the Pre-A&R Terms or any Ancillary Agreements or any actions or activities contemplated hereunder or thereunder without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s securities (or the securities of its parent entity) are traded); provided that the Party intending to disclose such information shall (a) use reasonable efforts to (i) provide the other Party advance notice of such required disclosure and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and (ii) assist the other Party to protect such information and (b) limit the disclosure to the information that is required to be disclosed. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements that incorporate information concerning this Agreement, the Pre-A&R Terms or any of the Ancillary Agreements or any actions or activities contemplated hereunder or thereunder which information was included in a press release or public disclosure that was previously disclosed under the terms of this Agreement, the Pre-A&R Terms or any such Ancillary Agreements or which contains only non-material factual (non-financial) information regarding the Collaboration or this Agreement. Except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s securities (or the securities of its parent entity) are traded), or in connection with the enforcement of this Agreement, the Pre-A&R Terms or any Ancillary Agreement, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement, the Pre-A&R Terms or any Ancillary Agreement, in each case, that have not been previously disclosed publicly pursuant to this ARTICLE XVI without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least [* * *]. The Parties, through the Transition Leads, shall establish mechanisms and procedures to ensure that there are coordinated timely corporate communications relating to the IO Licensed Product in the Field. Each Party acknowledges that the other Party, as a publicly traded company, is legally obligated to make timely disclosures of all material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement and certain or all of the Ancillary Agreements with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party will be entitled to make such filing but shall cooperate with each other and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with applicable Law. The filing Party will provide the non-filing Party with an advance copy of this Agreement or the applicable Ancillary Agreement(s) marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon.
16.4     Residuals. A Party shall not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement or any Ancillary Agreement and for any purpose, any general knowledge, skill and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement, the Pre-A&R Terms or any Ancillary Agreement (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use by the Party or such employees of tangible copies of any Party Information of the other Party or New Information; [* * *]; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk. This Section 16.4 shall survive indefinitely the termination of this Agreement in its entirety or expiration of this Agreement for any reason.
ARTICLE XVII
INDEMNITY
17.1     Indemnity Prior to A&R Effective Date. The Parties’ respective rights and obligations under Section 17.1 of the Pre-A&R Terms shall continue to apply in respect of any acts or omissions occurring prior to the A&R Effective Date and, for clarity, each Party shall continue to have an obligation to indemnify the other Party for Third Party Claims for which it has an obligation to indemnify the other Party under Section 17.1 of the Pre-A&R Terms.
17.2     Indemnity and Insurance.
(a)Sanofi will defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees, Sublicensees and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys’ or experts’ fees and costs or amounts paid to settle (collectively, “Damages”), arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement (a “Third Party Claim”) against a Regeneron Indemnitee that is due to or based upon:
(i)     the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law by Sanofi or its Affiliates (or, their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) in the performance of (A) this Agreement, or (B) any Ancillary Agreement other than the Service Agreements;
(ii)     material breach by Sanofi (or conduct or omission by any of its Affiliates (or, their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf), which if performed or failed to be performed by Sanofi would be a material breach by Sanofi) of the terms of, or the representations and warranties made by it in, (A) this Agreement, (B) any Ancillary Agreement other than the Service Agreements or (C) any Product Contract or Master Agreement;
(iii)     (A) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law by Sanofi or its Affiliates (or, their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) in the performance of the TSA, (B) material breach by Sanofi (or conduct or omission by any of its Affiliates (or, their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) of the TSA; or

(iv)     any Sanofi Product Agreement, except to the extent that the applicable Third Party Claim is due to or based upon any change in the terms of such Sanofi Product Agreement implemented by Sanofi or any of its Affiliates at Regeneron’s direction under the TSA; provided, however, that Regeneron shall be liable for payments or reimbursement of rebates, fees, chargebacks and other payments to be made pursuant to such Sanofi Product Agreements in respect of sales of the IO Licensed Product made after the A&R Effective Date subject to and in accordance with the TDA;
except in each case ((i), (ii), (iii) and (iv)), to the extent that Damages arise out of the [* * *] committed by Regeneron or its Affiliates (or their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement, the Pre-A&R Terms or any Ancillary Agreement or the material breach by Regeneron (or conduct or omission by any of its Affiliates, which if performed or failed to be performed by Regeneron would be a material breach by Regeneron) of the terms of this Agreement, the Pre-A&R Terms or any Ancillary Agreement.
For clarity, Sanofi’s liability, other than Third Party Claims addressed in Section 17.2(c), for any Damages arising from or occurring as a result of a Third Party Claim against a Regeneron Indemnitee that is due to or based upon (x) any actions or omissions by or on behalf of Sanofi for Regeneron in connection with the TDA or the MSA or (y) any breach by Sanofi, any of its Affiliates or its or their Sublicensees of its obligations, covenants or representations and warranties under the TDA or the MSA, in each case ((x) and (y)), shall be governed by the TDA or the MSA, as applicable.
(b)Regeneron will defend, indemnify and hold harmless Sanofi, its Affiliates and its and their respective officers, directors, employees, Sublicensees and agents (“Sanofi Indemnitees”) from and against all Damages arising from a Third Party Claim against a Sanofi Indemnitee that is due to or based upon:
(i)     the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law by Regeneron or its Affiliates (or their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement or any Ancillary Agreement other than the Service Agreements;
(ii)     material breach by Regeneron (or conduct or omission by any of its Affiliates (or, their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf), which if performed or failed to be performed by Regeneron would be a material breach by Regeneron) of the terms of, or the representations and warranties made by it in, this Agreement or any Ancillary Agreement other than the Service Agreements;
(iii)     (A) Sanofi or its Affiliates furnishing the Transition Services in accordance with the terms of the TSA and the instructions provided by Regeneron thereunder, (B) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law by Regeneron or its Affiliates (or, their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) in the performance of the TSA, or (C) material breach by Regeneron (or conduct or omission by any of its Affiliates (or, their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) of the TSA; or
(iv)     the Development, Manufacture, Commercialization or use of the IO Licensed Product (including, for clarity, any product liability Third Party Claims) by Regeneron and its Affiliates (or its or their respective agents, contractors (excluding by or on behalf of Sanofi for Regeneron in connection with any Ancillary Agreement), Sublicensees, distributors, representatives or other Persons or entities working on their behalf) from and after the A&R Effective Date, excluding, (A) for clarity, any actions or omissions related to the Development, Manufacture, Commercialization or use of the IO Licensed Product prior to the A&R Effective Date and (B) any Damages to the extent arising out of the negligence committed by Sanofi or its Affiliates (or their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement, the Pre-A&R Terms, any Ancillary Agreement, any Product Contract or any Master Agreement;
except in each case ((i), (ii), (iii) and (iv)), to the extent that Damages arise out of (1) the [* * *] committed by Sanofi or its Affiliates (or their respective agents, contractors, Sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement, the Pre-A&R Terms or any Ancillary Agreement, (2) the material breach by Sanofi (or conduct or omission by any of its Affiliates, which if performed or failed to be performed by Sanofi would be a material breach by Sanofi) of the terms of this Agreement, the Pre-A&R Terms, any Ancillary Agreement or any Product Contract or Master Agreement, or (3) any Sanofi Product Agreement (except to the extent that the applicable Third Party Claim is due to or based upon any change in the terms of such Sanofi Product Agreement implemented by Sanofi or any of its Affiliates at Regeneron’s direction under the TSA).
For clarity, Regeneron’s liability, other than Third Party Claims addressed in Section 17.2(c) for any Damages arising from or occurring as a result of a Third Party Claim against a Sanofi Indemnitee that is due to or based upon (x) any actions or omissions by or on behalf of Regeneron for Sanofi in connection with the TDA or the MSA or (y) any breach by Regeneron, any of its Affiliates or its or their Sublicensees of its obligations, covenants or representations and warranties under the TDA or the MSA, in each case ((x) and (y)), shall be governed by the TDA or the MSA, as applicable.
(c)Mutual Indemnification.
(i)     To the extent any Third Party Claim alleges that the [* * *].
(ii)    To the extent any product liability Third Party Claim alleges that the Development, Manufacture, Commercialization or use of the IO Licensed Product prior to the A&R Effective Date causes damages for which neither Party is entitled to indemnification hereunder, each Party shall indemnify the other for fifty percent (50%) of all Damages therefrom that are allocable to acts or omissions of either Party that occurred prior to the A&R Effective Date [* * *].
(d)Regeneron will (i) use commercially reasonable efforts to procure and maintain commercial general liability and product liability insurance in an amount not less than [* * *] per occurrence and in the annual aggregate or (ii) procure and maintain adequate insurance by means of self-insurance in such amounts and on such terms as are consistent with normal business practices of large pharmaceutical companies in the life sciences industry. Such insurance shall insure against liability arising from this Agreement on the part of Regeneron or any of its Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed in connection with this Agreement. Any insurance proceeds received by a Party in connection with any Damages shall be retained by such Party and shall not reduce any obligation of the other Party under Section 17.1 or Section 17.2 with respect to such Damages. The Pre-A&R Terms shall continue to govern with respect to the Parties respective insurance obligations with respect to the period prior to the A&R Effective Date; provided that, consistent with such terms, Sanofi shall have an obligation to maintain the applicable insurance for [* * *] after the A&R Effective Date.

(e)Notwithstanding anything to the contrary in this Section 17.2, subject to Section 17.2(c), neither Party shall be responsible to indemnify the other Party (or the Regeneron Indemnitees or Sanofi Indemnitees, as the case may be) from Third Party Claims resulting from, and to the extent allocable to, the negligence, recklessness, bad faith, intentional wrongful acts or omissions, or violations of Law committed by Third Parties contracted to Manufacture the IO Licensed Product (or any intermediaries or inputs thereto), pursuant to the MSA or otherwise; provided that nothing in this Section 17.2(e) limits either Party’s indemnification obligations to the extent any Third Party claims arise from the negligence, recklessness, bad faith, intentional wrongful acts or omissions, or violations of Law committed directly by the Party that is responsible for contracting with such Third Party manufacturer(s)
17.3     Indemnity Procedure. The Party entitled to indemnification under this ARTICLE XVII (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within [* * *] of being notified of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party. For the avoidance of doubt, the indemnification procedures in this Section 17.3 shall not apply to claims for which each Party indemnifies the other Party for fifty percent (50%) of all Damages under the terms of Section 17.2(c), and the Parties shall cooperate in good faith to establish a mutually agreeable strategy with respect to defending or prosecuting any Third Party Claims subject to Section 17.2(c).
(a)     If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending a claim, the Indemnifying Party shall have the right to defend, [* * *], such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld, conditioned or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, [* * *], upon at least [* * *] prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
(b)     The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 17.3 and [* * *]; provided that the Indemnifying Party shall [* * *]if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

(c)     Regardless of whether the Indemnifying Party assumes the defense of any claim pursuant to this Section 17.3, the Indemnified Party shall, and shall use reasonable efforts to cause each indemnitee to, reasonably cooperate in the defense or prosecution thereof and, if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party shall, and shall use reasonable efforts to cause each indemnitee to, furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection therewith. Such cooperation shall include access upon reasonable notice during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to the extent the Indemnified Party is entitled to indemnification pursuant to this ARTICLE XVII, the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection with providing such assistance.
ARTICLE XVIII
FORCE MAJEURE
Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, sanctions, trade restrictions, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance, and only if the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances. For clarity, Sanofi and Regeneron acknowledge and agree that either Party’s ability to perform its obligations under this Agreement after the A&R Effective Date may be affected by the COVID-19 pandemic. As such, both Parties understand and acknowledge and agree that any change in response related to the COVID-19 pandemic by a Governmental Authority or Regulatory Authority (e.g., another mandatory shelter in place or stay at home order or changes to essential business rules) may constitute a Force Majeure. If a Party is prevented from performing any of its obligations under this Agreement due to a change in circumstances as a result of the COVID-19 pandemic after the A&R Effective Date, such non-performing Party will provide written notice to the other Party of such change in circumstances, and from and after such notice, will not be liable for breach of this Agreement with respect to such non-performance during the period of such Force Majeure. Without limiting the foregoing, the Parties will agree on extensions to timeframes set forth in this Agreement and any Ancillary Agreement to account for delays in carrying out activities and obligations hereunder to the extent such delays are a result of disruptions to business caused by the COVID-19 pandemic or related laws or regulations.
ARTICLE XIX
TERM
The “Term” shall commence on the first day of the month immediately following the month in which the final Antitrust Clearance is received (the “A&R Effective Date”) and thereafter remain in full force and effect in perpetuity and may not be terminated; provided that the last sentence of Section 2.6, Section 3.1(a), the penultimate sentence of Section 3.8, Section 3.11(a), Section 5.4, the first sentence of Section 8.1, the last sentence of Section 9.5, Section 15.6, Section 16.3, Section 20.7 and this ARTICLE XIX shall be effective as of the A&R Execution Date. For clarity, the Pre-A&R Terms shall be effective from the Effective Date until the A&R Effective Date.
ARTICLE XX
MISCELLANEOUS
20.1     Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Subject to the procedures established in ARTICLE X, each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of New York, and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts. Each Party further agrees that service of any process, summons, notice or document delivered by reputable international overnight courier service to its address set forth in Section 20.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
20.2     Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
20.3     Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Exhibit 3 attached hereto and shall be (a) delivered personally, or (b) sent via a reputable international overnight courier service. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand or one (1) Business Day after it is sent via a reputable international overnight courier service. Either Party may change its address by giving notice to the other Party in the manner provided above.
20.4     Entire Agreement. This Agreement and the Ancillary Agreements contain the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior understandings and writings relating to the subject matter hereof and thereof; provided that (a) the amendment and restatement of the Pre-A&R Terms as of the A&R Effective Date shall not constitute a novation or waiver of any rights or obligations owing under the Pre-A&R Terms based on facts or events occurring or exiting prior to the A&R Effective Date and, except as otherwise expressly provided in this Agreement, shall be without prejudice to any rights or obligations that have arisen, or relate to acts or omissions, prior to the A&R Effective Date and the Pre-A&R Terms shall survive to give effect to the foregoing; (b) certain terms of the Pre-A&R Terms shall survive as they existed prior to the A&R Effective Date solely to the extent expressly set forth herein, including in Section 14.1 (with respect to ARTICLE XIV of the Pre-A&R Terms) and Section 17.1 (with respect to Section 17.1 of the Pre-A&R Terms); and (c) the foregoing shall not affect the continuing validity of the CTSA, which the Parties each acknowledge and agree shall remain in full force and effect notwithstanding the amendment and restatement of this Agreement on the A&R Effective Date. For the avoidance of doubt, the Existing License and Collaboration Agreement shall remain in full force and effect in accordance with its terms and conditions and any variation between a provision of this Agreement and a corresponding or similar provision of the Existing License and Collaboration Agreement shall not be considered in the interpretation of this Agreement or the Existing License and Collaboration Agreement.
20.5     Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Sanofi and Regeneron.
20.6     Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction, provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
20.7     Registration and Filing of this Agreement. To the extent that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Laws, such Party may do so subject to the provisions of Section 16.3. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any Governmental Authority relating to this Agreement, and shall promptly cooperate to respond to any request for further information therefrom. [* * *].
20.8     Assignment, Divestment, Sublicensing and Transfers. Except as otherwise expressly provided herein, until such time as each of the MSA, the TDA and TSA have been fully and finally performed, or have expired or terminated pursuant to their respective terms (such date, the “Transition Completion Date”), neither: (a) this Agreement nor any of the rights or obligations hereunder, or (b) any rights in and to the IO Licensed Product or IO Licensed Product business, in each case of (a) and (b), may be assigned, sold, disposed of, divested, sublicensed or otherwise transferred, in whole or in part, by either Sanofi or Regeneron without the prior written consent of the other Party, except that (i) either Party may assign this Agreement (or any rights or obligations hereunder): (x) to an Affiliate of the assigning Party that has and will continue to have the resources and financial wherewithal to fully meet a Party’s obligations under this Agreement, provided that the assigning Party shall remain primarily liable hereunder notwithstanding any such assignment, or (y) to any other party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement and (ii) Regeneron shall have the right to grant sublicenses of its rights hereunder and to enter into collaboration, distribution or other similar agreements with respect to the IO Licensed Product; provided, further, that Sanofi will have no obligation to transition any specific activity pursuant to this Agreement or pursuant to the TSA in a particular country or jurisdiction to more than one party without its prior written consent and, once transition of such specific activity (under this Agreement or under the TSA) in such country or jurisdiction has been initiated (to a Person designated by Regeneron), Sanofi will have no obligation to transition such activity to any other party in such country or jurisdiction without its prior written consent. The assigning Party shall remain primarily liable hereunder notwithstanding any such assignment. Any assignment of this Agreement by Regeneron shall preserve in full Sanofi’s rights under this Agreement to receive the payments described in Sections 9.1, 9.2, 9.3 and 9.4 above. For clarity, after the Transition Completion Date, Regeneron shall have the right to freely assign, sell, dispose of, divest, sublicense or otherwise transfer (a) its rights and obligations under this Agreement or (b) any rights, in or to the IO Licensed Product or the IO Licensed Product

business, subject to the requirements of Section 4.4. Any attempted assignment, sale, disposal, divestment, sublicense or transfer in violation hereof shall be void.
20.9     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Sanofi Indemnitees to the extent provided in the last sentence of Section 20.12.
20.10     Affiliates. Each Party may perform its obligations under this Agreement through one or more of its Affiliates. Each Party absolutely, unconditionally and irrevocably guarantees to the other Party the prompt and timely performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, no Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly. If an Affiliate of a Party will engage in the Development, Manufacture or Commercialization of the IO Licensed Product under this Agreement, then such Party shall ensure that such Affiliate complies with the obligations of such Party hereunder. Each Party represents and warrants to the other Party that it has licensed or will license from its Affiliates the Patents and Know-How owned by its Affiliates that are to be licensed (or sublicensed) to the other Party under this Agreement. To the extent a Party performs any of its obligations hereunder through any Affiliate of such Party, such Party shall be fully responsible and liable hereunder and thereunder for any failure of such performance, and each Party agrees that it will cause each of its Affiliates to comply with any provision of this Agreement which restricts or prohibits a Party from taking any specified action.
20.11     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via e-mail or other electronic means) and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
20.12     Third Party Beneficiaries. Except as provided below in this Section 20.12, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, ARTICLE XVII is intended to benefit, and to be enforceable by, in addition to the Parties, the other Regeneron Indemnitees and Sanofi Indemnitees as if they were parties hereto, but this Agreement is only enforceable by the Parties.
20.13     Relationship of the Parties. [* * *] Neither Sanofi nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Sanofi, and Sanofi’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.
20.14     Limitation of Damages. IN NO EVENT SHALL REGENERON OR SANOFI BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR

CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM THAT IS COVERED BY THE INDEMNIFICATION OBLIGATIONS IN ARTICLE XVII.
20.15     Rejection of Agreement in Bankruptcy. The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by applicable Laws. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or in any analogous provisions in any other country or jurisdiction, as applicable, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction, as applicable. The Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity. In the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not subject to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-subject Party’s possession, shall be promptly delivered to it upon the non-subject Party’s written request (a) upon commencement of a bankruptcy proceeding, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered pursuant to clause (a) above because the subject Party continues to perform, upon the rejection of this Agreement by or on behalf of the subject Party. Unless and until the subject Party rejects this Agreement, the subject Party shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to the non-subject Party, and shall not interfere with the rights of the non-subject Party to such intellectual property, including the right to obtain the intellectual property from another entity.
20.16     Construction.
(a)The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits. The words “will” and “shall” shall have the same meaning and, unless the context otherwise requires, the use of the word “or” is used in the inclusive sense (and/or). The term “including,” “include” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term, irrespective of whether such term is used with “without limitation” or “without limiting” throughout this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The use of the term “the IO Licensed Product” shall not be deemed to limit any rights of Regeneron with respect to all IO Licensed Products and shall refer to any and all IO Licensed Products. Except for the use of “this Agreement” in the second WHEREAS clause hereof, the use of the term “this Agreement” means this Agreement as amended and restated as of the A&R Effective Date and does not include the Pre-A&R Terms unless expressly included.
(b)The captions of this Agreement are for convenience or reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or in the intent of any provision contained in this Agreement. Unless otherwise specified, (i) the references in this Agreement to any Article, Section, Exhibit, Schedule or Appendix means references to such Article, Section, Exhibit, Schedule or Appendix of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) unless the context otherwise requires, references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, so varied, replaced or supplemented and in effect at the relevant time of reference thereto.
(c)Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement within a specified time period and notification of such approval or consent is not delivered within such time period, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent. This Agreement has been prepared jointly and the provisions contained herein shall not be construed or interpreted for or against any Party to this Agreement because such Party drafted or caused such Party’s legal representative to draft any provision contained herein.
(d)In the event of any conflict between this Agreement and the Schedules, Exhibits or Appendices hereto, this Agreement shall prevail. In the event of any conflict between this Agreement and any of the TSA, TDA or MSA (collectively, the “Service Agreements”), as between this Agreement and the Service Agreements, (i) the terms of the applicable Service Agreement shall govern with respect to any obligation of Sanofi to perform services (but not, for clarity, to transfer the Transferred Items, which shall be governed by this Agreement) and (ii) except as provided in clause (i), this Agreement shall govern.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Sanofi and Regeneron have caused this Amended and Restated Immuno-Oncology License and Collaboration Agreement to be executed by their duly authorized representatives as of the A&R Execution Date.

SANOFI BIOTECHNOLOGY SAS

By:	/s/ Alban De-La-Sabliere
Name: Alban De-La-Sabliere
Title: President

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Robert E. Landry
Name: Robert E. Landry
Title: EVP - Finance & CFO

Signature Page to Amended and Restated IO License and Collaboration Agreement

EXHIBIT 1
NOT USED

EXHIBIT 2
DEVELOPMENT COMPENSATION PAYMENT

The “IO Development Balance” as of the end of a Quarter shall mean (a) Thirty-Five Million United States Dollars (US$ 35,000,000), less (b) the aggregate amount of Development Compensation Payments made hereunder from and after the Transition Date.
If both the IO Development Balance as of the end of a Quarter is greater than zero and the worldwide Net Sales of the IO Licensed Product for the Quarter are greater than zero, the “Development Compensation Payment” for such Quarter shall equal the lower of (a) zero point five percent (0.5%) of the worldwide Net Sales of the IO Licensed Product for the Quarter and (b) the then-current IO Development Balance. Otherwise, the Development Compensation Payment for the Quarter shall equal zero.
Two examples of a calculation of the Development Compensation Payment in a Quarter would be:
Example 1: (If IO Development Balance is greater than 0.5% of Net Sales)

IO Development Balance at the end of the Quarter	US$35M
Net Sales	US$500M
0.5% of the Net Sales	US$2.5M
Development Compensation Payment	US$2.5M
IO Development Balance at the beginning of the next Quarter	US$32.5M

Example 2: (If IO Development Balance is less than 0.5% of Net Sales)

IO Development Balance at the end of the Quarter	US$4M
Net Sales	US$1B
0.5% of the Net Sales	US$5M
Development Compensation Payment	US$4M
IO Development Balance at the beginning of the next Quarter	Zero

EXHIBIT 3
NOTICES
(a)    If to Sanofi:
Sanofi Biotechnology SAS
54, rue La Boétie
75008 Paris
France
Attn: President
Copy (which shall not constitute notice) to:
Sanofi
54, rue La Boétie
75008 Paris France
Attn: Executive Vice President and General Counsel
(b)    If to Regeneron:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
U.S.A.
Attention: President
Copy: General Counsel

Schedule 1.7
Form Bill of Sale

Schedule 1.21
Form Domain Name Assignment

Schedule 1.78
[* * *]

Schedule 1.86
Form Transferred Trademark Assignment Agreement

Schedule 1.88
Transferred Product Trademarks

[* * *]

Schedule 2.2
TRUE-UP AS OF A&R EFFECTIVE DATE
Regeneron shall be entitled to all Aggregate Profits (and shall be liable for any and all worldwide Development Costs and Shared Commercial Expenses) arising from worldwide Development and Commercialization of the IO Licensed Product for the period commencing on the Transition Date and ending on the A&R Effective Date (such period, the “Interim Period”). Sanofi shall be entitled to any payments due from Regeneron pursuant to Section 9.2(b) (if applicable), Section 9.3 or Section 9.4 in respect of the worldwide Net Sales of the IO Licensed Product during the Interim Period (such payments, the “Interim Period Payments”).
During the Interim Period, each of Sanofi and Regeneron will continue to comply with the information exchange and reporting obligations set forth in the Pre-A&R Terms (including pursuant to ARTICLE IX thereof). Within [* * *] after the A&R Effective Date, the Parties will exchange a report in the form as described in Section 9.6(c) and Section 9.6(d) of the Pre-A&R Terms, with such report to cover the Interim Period. Within [* * *] after the A&R Effective Date, the Parties will exchange Consolidated Payment Reports (in the manner described in Section 9.6(f) of the Pre-A&R Terms) with such report to cover the Interim Period, together with any other information necessary to calculate the net payment one Party shall be required to make to the other Party pursuant to this Schedule 2.2 (the “True-Up as of the A&R Effective Date”), after having reconciled Regeneron’s entitlement to the Aggregate Profits, and Sanofi’s entitlement to any such payments arising under ARTICLE IX, in each case arising from the worldwide Development and Commercialization of the IO Licensed Product during the Interim Period, in the manner set forth below. Within [* * *] after the exchange of such Consolidated Payment Reports, the Parties shall meet and agree on the calculation of the True-Up as of the A&R Effective Date. If Regeneron is the Party owing the True-Up as of the A&R Effective Date based on the calculations described in this Schedule 2.2, Sanofi shall submit an invoice to Regeneron for an amount equal to the True-Up as of the A&R Effective Date within [* * *] after the exchange of such Consolidated Payment Reports, and Regeneron shall make such payment to Sanofi within [* * *] of the receipt of such invoice. If Sanofi is the Party owing the True-Up as of the A&R Effective Date based on the calculations described in this Schedule 2.2, Regeneron shall submit an invoice to Sanofi for an amount equal to the True-Up as of the A&R Effective Date within [* * *] after the exchange of such Consolidated Payment Reports, and Sanofi shall make such payment to Regeneron within [* * *] of the receipt of such invoice. The Parties will calculate such True-Up as of the A&R Effective Date as follows:
(A)The True-Up as of the A&R Effective Date shall be equal to (a) the Aggregate Profits True-Up (calculated as set forth below), minus (b) any Interim Period Payments.
(B)If the True-Up as of the A&R Effective Date is an amount greater than zero, such amount shall be payable by Sanofi to Regeneron in accordance with the terms set forth in ARTICLE IX.
(C)If the True-Up as of the A&R Effective is an amount less than zero, the absolute value of such amount shall be payable by Regeneron to Sanofi in accordance with the terms set forth in ARTICLE IX.
(D)If the True-Up as of the A&R Effective amounts to zero, then no payment shall be made by either Sanofi or Regeneron.

AGGREGATE PROFITS TRUE-UP
The calculation of the “Aggregate Profits True-Up” shall be determined by [* * *].
If The A&R Effective Date Occurs Before [* * *]
“Aggregate Profits True-Up” shall mean the [* * *].

If The A&R Effective Date Occurs After [* * *]
“Aggregate Profits True-Up” shall mean: the [* * *].
EXAMPLES OF CALCULATING TRUE-UP AS OF THE A&R EFFECTIVE DATE
If The A&R Effective Date Occurs Before [* * *]
In this illustrative example, because the A&R Effective Date occurs before the Quarterly True-Up payment corresponding to [* * *], then the Aggregate Profits True-Up will correspond to [* * *]. In this example, [* * *]. For the purposes of the True-Up as of the A&R Effective Date, only an Aggregate Profits True-Up will be calculated (but, for clarity, the Parties shall still be obligated to perform such calculations and make such payments as set forth in, and pursuant to, Section 9.2(b) (if applicable), Section 9.3 or Section 9.4 of the Agreement, with respect to the Interim Period).
In the below example, the A&R Effective Date is assumed to be [* * *].

	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]

In the above example, Aggregate Profits True Up is an amount greater than zero, such amount shall be payable by Sanofi to Regeneron.
Following this illustration above, the True-Up as of the A&R Effective Date would be:

[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

Where the True Up at A&R Effective Date is an amount less than zero, the absolute value of such amount shall be payable by Regeneron to Sanofi.
For the avoidance of doubt, [* * *].

If The A&R Effective Date Occurs After [* * *]
In this illustrative example, because the A&R Effective Date occurs after [* * *] corresponding to [* * *] has been made, then [* * *]. [* * *] shall be performed pursuant to the Pre-A&R Terms in respect of [* * *].
In this example, Regeneron Profits are [* * *]than Sanofi Profits. In the below example A&R Effective Date is assumed to be [* * *].

[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]

In the above example, Aggregate Profits True Up is an amount greater than zero, such amount shall be payable by Sanofi to Regeneron.
Following this illustration above, the True-Up as of the A&R Effective Date would be:

[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
Where the True Up at A&R Effective Date is an amount less than zero, the absolute value of such amount shall be payable by Regeneron to Sanofi.

For the avoidance of doubt, [* * *].

DEFINITIONS
For the purposes of this Schedule 2.2, the following terms shall have the meanings described below:
“Aggregate Profits” in a period shall mean the Regeneron Profits for such period plus the Sanofi Profits in such period.
“Continued Shared Expenses” shall mean those costs and expenses specifically referred to in Sections 7.6, Section 13.3(b) and Section 17.1(c) (except in each case to the extent allocated between the Parties as a “Development Cost”), in each case, of the Pre-A&R Terms.
“Development Compensation Payment as per Pre-A&R Terms” shall have the meaning set forth in the Pre-A&R Terms (schedule 2, part II) for the Development Compensation Payment.
“Development Cost True-Up” shall have the meaning set forth in the Pre-A&R Terms (schedule 2, part III).
“Global Product Expenses” shall mean [* * *].
“Other Shared Expenses” shall have the meaning set forth in the Pre-A&R Terms.
“Profit Split” shall mean [* * *].
“Profit Split True-Up” means [* * *].
“Profits” shall mean [* * *].
“Regeneron Profits” shall mean [* * *].
“ROW Territory” shall mean [* * *].
“Sanofi Profits” shall mean [* * *].
“Shared Commercial Expenses” shall have the meaning set forth in the Pre-A&R Terms but, for clarity, [* * *].
“U.S.” shall mean the United States of America (including its territories and possessions) and Puerto Rico.

Schedule 2.6
Preliminary List of Licenses

1.[* * *]
2.[* * *]

Schedule 3.1(a)(i)

Form TSA

Schedule 3.1(a)(ii)

Form TDA

Schedule 5.2(a)
Existing Trials1

[* * *]
1 [* * *]

Schedule 5.2(a)-2
[* * *]

[* * *]

Schedule 8.1
Form MSA

Schedule 15.2
A&R Execution Date Exceptions

[* * *]

Schedule 15.3
A&R Effective Date Exceptions